SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. 1)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the SEC Only

☐	Definitive Information Statement

TELEVIDEO, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:	common stock, $.01 par value

(2)	Aggregate number of securities to which transaction applies:	4,182,200

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	$0.0675

(4)	Proposed maximum aggregate value of transaction:	$282,298.50*

(5)	Total fee paid:	$25.97**

*	Estimated for purposes of calculating the amount of the filing fee only, based upon the product of: (x) 4,182,200 shares of the issuer’s common stock, par value $0.01 per share (based on the maximum number of shares to be converted in the merger to the right to receive cash, excluding shares beneficially owned by the acquisition company or its affiliates that will not be converted into cash in the proposed merger); and (y) $0.0675 (equal to the proposed cash payment to holders of the shares set forth in (x)).

**	Determined by multiplying the amount calculated under (4) above by ..000092.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:	N/A

(2)	Form, Schedule or Registration Statement No.:	N/A

(3)	Filing Party:	N/A

(4)	Date Filed:	N/A

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
SPECIAL FACTORS
Background of the Merger
Recommendations of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement
Opinion of Sutter Securities to the Special Committee
Position of Homebound and Dr. Hwang as to the Fairness of the Merger
Purpose and Structure of the Merger
Plans for TeleVideo After the Merger
Reasons for the Merger
Certain Effects of the Merger
Interests of Certain Persons in the Merger
Material Federal Income Tax Consequences
THE MERGER
Basic Terms of the Merger Agreement
Appraisal Rights
Provision for Unaffiliated Securityholders
Stockholder Consent to the Merger
Financing of the Merger
Fees and Expenses
Accounting Treatment
Certain Legal Matters
PRICE OF TELEVIDEO COMMON STOCK AND DIVIDEND POLICY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
INFORMATION CONCERNING TELEVIDEO
The Company
Product Development
Management
Security Ownership of Principal Stockholders and Management
TeleVideo Capital Stock
Certain Transactions of TeleVideo with Affiliates
Other Transactions
INFORMATION CONCERNING HOMEBOUND
INFORMATION CONCERNING DR. HWANG
OTHER MATTERS
Independent Auditors
Available Information
Incorporation of Certain Documents by Reference

TELEVIDEO, INC.

2345 Harris Way
San Jose, CA 95131
(408) 954-8333

February 14, 2003

Dear Stockholder:

        On November 26, 2002, upon recommendation of a special committee of the board of directors of TeleVideo, Inc., a Delaware corporation (“TeleVideo”), the full board of directors of TeleVideo approved an agreement and plan of merger and reorganization (hereinafter referred to as the “merger agreement”) that provides for the payment by Homebound Acquisition, Inc., a Delaware corporation (“Homebound”), organized by Dr. K. Philip Hwang, TeleVideo’s chief executive officer and majority stockholder, of $0.0675 in cash, without interest, for each share of TeleVideo common stock outstanding immediately prior to the effective time of the merger (other than shares held by dissenting stockholders or Mrs. Hwang, the Kyupin Philip and C. Gemma Hwang Foundation and certain trusts administered by Dr. and Mrs. Hwang (collectively, the “Hwang Affiliates”). The merger agreement provides that Homebound will merge with and into TeleVideo, and TeleVideo will continue as a privately held corporation following the merger.

        Dr. Hwang, the beneficial owner of approximately 63% of TeleVideo’s voting stock, has executed a written consent of the stockholders approving the merger. This written consent means that the merger can occur without your vote, and your vote is not required to complete the merger.

        This document is not a request for your vote or a proxy but rather an information statement designed to inform you of the merger and to provide you with information about the merger and the background of the merger.

        WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Delaware law provides that, subject to certain conditions, you are entitled to an appraisal by the Delaware Court of Chancery of the fair value of your shares of TeleVideo common stock. If you do not wish to accept the cash payment you are entitled to receive in the merger, you have rights that, if properly perfected, would entitle you to seek a judicial appraisal of the “fair value” of your shares of common stock by the Delaware Court of Chancery. See “The Merger — Appraisal Rights” in the accompanying Information Statement for a statement of the rights of dissenting stockholders and a summary description of the procedures to be followed in seeking an appraisal. The text of Section 262 of the Delaware General Corporation Law, which sets forth the procedure to be followed in seeking an appraisal is included in the accompanying Information Statement as Annex A.

        The date of this Information Statement is February 14, 2003.

Sincerely,

Stephanie Su, Secretary
TeleVideo, Inc.

TELEVIDEO, INC.

2345 Harris Way
San Jose, CA 95131
(408) 954-8333

NOTICE OF APPRAISAL RIGHTS

AND
ADOPTION OF MERGER AGREEMENT
BY
WRITTEN CONSENT OF STOCKHOLDERS

February 14, 2003

        NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the Delaware General Corporation Law, that on December 10, 2002, the record holders of a majority of the outstanding common stock of TeleVideo, Inc., a Delaware corporation (“TeleVideo”), acted by written consent, without a stockholders’ meeting, to adopt the agreement and plan of merger and reorganization by and between TeleVideo and Homebound Acquisition, Inc., a Delaware corporation (“Homebound”), and approve the transactions contemplated thereby. The merger agreement provides for, among other things, the merger of Homebound with and into TeleVideo, and the conversion of each share of TeleVideo common stock issued and outstanding (other than shares held by dissenting stockholders or the Hwang Affiliates), into the right to receive $0.0675 in cash, without interest.

        As permitted by the Delaware General Corporation Law, no meeting of the stockholders of TeleVideo is being held to vote on the merger agreement or the merger.

        Stockholders of TeleVideo who have not consented to the merger in writing and who have complied with the requirements for perfecting appraisal rights under the Delaware General Corporation Law have the right to seek an appraisal of the fair value of their shares by the Delaware Court of Chancery. Any TeleVideo stockholder who wishes to preserve his, her or its rights to seek an appraisal should review Section 262 of the Delaware General Corporation Law carefully and is urged to consult with his, her or its legal advisor, since failure to timely comply with the procedures set forth in Section 262 of the Delaware General Corporation Law will result in the loss of such rights. See “The Merger — Appraisal Rights” in the accompanying Information Statement for a statement of the rights of dissenting stockholders and a summary description of the procedures to be followed in seeking an appraisal. The text of Section 262 of the Delaware General Corporation Law, which sets forth the procedure to be followed in seeking an appraisal is included in the accompanying Information Statement as Annex A.

        These items are described in detail in the enclosed Information Statement, which is hereby incorporated by reference and made part of this notice.

Stephanie Su,
Secretary

San Jose, California

INFORMATION STATEMENT

INTRODUCTION

       We are sending you this Information Statement of TeleVideo, Inc., a Delaware corporation (“TeleVideo”), in connection with the agreement and plan of merger and reorganization, dated as of November 26, 2002, by and between TeleVideo and Homebound Acquisition, Inc., a Delaware corporation (“Homebound”). Homebound is controlled by Dr. K. Philip Hwang, TeleVideo’s chief executive officer and majority stockholder, and was formed for purposes of entering into the merger agreement and completing the merger. Under the terms of the merger agreement, Homebound will merge with and into TeleVideo, and TeleVideo will continue as the surviving corporation following the merger. At the effective time of the merger, each share of TeleVideo common stock outstanding immediately prior to the merger (other than any shares held by dissenting stockholders or by Dr. Hwang, Mrs. Hwang, the Kyupin Philip and C. Gemma Hwang Foundation, and certain trusts administered by Dr. and Mrs. Hwang (collectively, the “Hwang Affiliates”)) will be converted into the right to receive $0.0675 per share in cash, without interest. The merger agreement is annexed to this Information Statement as Annex B and is incorporated herein by reference. We encourage you to read this Information Statement in its entirety as well as the merger agreement and the other annexes.

       The board of directors of TeleVideo, acting upon the recommendation of a special committee of the TeleVideo board of directors, has approved the merger agreement and declared it advisable. Both the special committee and the full board of directors of TeleVideo believe that the terms and provisions of the merger agreement are fair to, and in the best interests of TeleVideo’s unaffiliated stockholders.

       Dr. Hwang, the beneficial owner of a majority of the outstanding shares of TeleVideo common stock, the sole class of voting securities of TeleVideo, has executed a written consent as majority stockholder adopting the merger agreement. No additional action or vote of the stockholders of TeleVideo is required to approve the merger or to adopt the merger agreement.

       THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS INFORMATION STATEMENT IS DESIGNED TO INFORM YOU OF THE MERGER AND TO PROVIDE YOU WITH INFORMATION ABOUT THE MERGER AND THE BACKGROUND TO THE MERGER.

       Sutter Securities Incorporated (“Sutter Securities”), the financial advisor to the special committee, has delivered a written opinion dated                   to the special committee and the TeleVideo board of directors that the $0.0675 per share in cash to be paid under the merger agreement is fair, from a financial point of view, to TeleVideo’s unaffiliated stockholders. The full text of the Sutter Securities opinion, including the assumptions made, the matters considered and the scope of the opinion, is included in this Information Statement as Annex C and is incorporated herein by reference. You are urged to read the Sutter Securities opinion in its entirety.

       Please read this Information Statement carefully. This Information Statement constitutes your notice of the availability to you of appraisal rights pursuant to Section 262 of the Delaware General Corporation Law. If you do not wish to accept the cash payment you are entitled to receive in the merger, you have rights that, if properly perfected, would entitle you to seek a judicial appraisal of the “fair value” of your shares of TeleVideo common stock as determined by the Delaware Court of Chancery. This amount could be less than or greater than the merger consideration you would otherwise receive under the terms of the merger agreement.

       THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE MERGER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT IN CONNECTION WITH THE MERGER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TELEVIDEO OR ANY OTHER PERSON.

       The date of this Information Statement is February 14, 2003.

Page

TeleVideo Capital Stock	47
Certain Transactions of TeleVideo with Affiliates	48
Other Transactions	49

INFORMATION CONCERNING HOMEBOUND	52

INFORMATION CONCERNING DR. HWANG	53

OTHER MATTERS	53
Independent Auditors	53
Available Information	54
Incorporation of Certain Documents by Reference	54

ANNEXES
Annex A Section 262 of the Delaware General Corporation Law
Annex B Agreement and Plan of Merger and Reorganization, dated as of November 26, 2002
Annex C Fairness Opinion of Sutter Securities Incorporated, dated , 2003

ii

SUMMARY TERM SHEET

        The following paragraphs summarize the material terms and conditions of the proposed merger. This summary should be read in conjunction with the full text of this Information Statement and the annexes attached hereto. EACH STOCKHOLDER IS URGED TO READ THE ENTIRE INFORMATION STATEMENT AND ATTACHMENTS WITH CARE.

        The Merger

        Homebound, a Delaware corporation organized by Dr. Hwang for the purpose of entering into the merger agreement and completing the merger, will merge with and into TeleVideo, and TeleVideo will continue as the surviving corporation following the merger. At the effective time of the merger, each stockholder (other than dissenting stockholders and the Hwang Affiliates) will have the right to receive $0.0675 in cash, without interest, in exchange for each share of TeleVideo stock owned by them. Following completion of the merger, TeleVideo’s common stock will no longer be publicly-traded on the OTC Bulletin Board, the registration of TeleVideo common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated, and TeleVideo will no longer file reports with the SEC. Instead, TeleVideo will continue operations as a privately held corporation. For detailed information concerning the terms and provisions of the merger agreement, see “The Merger” and “Special Factors — Certain Effects of the Merger.”

        The Merger Agreement

        The parties to the merger agreement are TeleVideo and Homebound. A copy of the merger agreement is attached to this Information Statement as Annex B. For detailed information concerning the terms and provisions of the merger agreement, see “The Merger — Basic Terms of the Merger Agreement.”

•	The aggregate acquisition price is $282,298.50. Each of the 4,182,200 shares not owned by the Hwang Affiliates of TeleVideo common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $0.0675 in cash, without interest.

•	The consummation of the merger is conditioned upon the satisfaction of certain conditions. These conditions include the absence of any order of any court or governmental agency prohibiting the merger, obtaining the requisite vote of the TeleVideo stockholders (which condition was satisfied on December 10, 2002), the absence of any material adverse effect on TeleVideo, obtaining any necessary third party consents, the reaffirmation, prior to the mailing of this Information Statement, of the oral opinion from Sutter Securities that the merger consideration is fair, from a financial point of view, to the unaffiliated stockholders of TeleVideo, and the absence of any outstanding commitments or agreements that obligate TeleVideo to issue any shares of its capital stock.

•	Each party will pay its own fees and expenses incurred in connection with the merger agreement, except that the surviving corporation will reimburse TeleVideo for the fees and expenses incurred by the special committee of up to $95,000. For more information concerning the terms and provisions of the merger agreement, see “The Merger — Fees and Expenses.”

        Special Independent Committee

        The special committee of the board of directors of TeleVideo, which is comprised solely of independent, non-management directors who do not receive compensation or have a business relationship with TeleVideo, other than as board members, has determined that the merger is fair to and in the best interests of TeleVideo’s unaffiliated stockholders and recommended that the full board of directors approve the merger agreement and declare it advisable. For more information concerning the special committee and its role, see “Special Factors — Background of the Merger” and “Special Factors – Recommendation of the Special Committee and the Board of Directors; Reasons For Approving the Merger Agreement.”

        Determination of the Board of Directors

        Based in part on the recommendation of the special independent committee and the oral opinion of Sutter Securities, TeleVideo’s board of directors determined that the merger is fair to and in the best interests of TeleVideo’s unaffiliated stockholders. On November 26, 2002, the board unanimously approved the merger agreement and declared it advisable. For additional information concerning the board’s approval of the merger, see “Special Factors – Background of the Merger” and “Special Factors – Recommendation of the Special Committee and the Board of Directors; Reasons For Approving the Merger Agreement.”

        Source of Funds for the Merger

        Financing for the merger has been provided from capital contributions from Homebound’s stockholders, and Homebound is sufficiently capitalized to complete the merger. For more information, see “The Merger – Financing of the Merger.”

        Price Range of Common Stock

        The common stock of TeleVideo is traded over-the-counter through the OTC Bulletin Board under the symbol “TELV.OB.” On October 4, 2002, the last day on which shares of TeleVideo common stock traded prior to the public announcement of the proposed transaction, the high and low sale price for TeleVideo’s common stock was $0.05. For price ranges of the common stock, see “Price of TeleVideo Common Stock and Dividend Policy.”

        Stockholder Approval

        The affirmative vote of the holders of a majority of the issued and outstanding shares of TeleVideo’s common stock is required to approve the merger. The Hwang Affiliates own approximately 63% of TeleVideo’s common stock and have acted, pursuant to Delaware law, by written consent to approve the merger and adopt the merger agreement. No further stockholder vote or other action is necessary, and there will not be a special meeting of stockholders. We are not asking you for a proxy and we request that you do not send us a proxy. For additional information concerning the stockholders’ approval of the merger, see “The Merger – Stockholder Consent to the Merger.”

        Position of Homebound and Dr. Hwang Regarding the Fairness of the Merger

        Homebound and Dr. Hwang have considered the analysis and findings of the special committee and the full board of directors of TeleVideo as well as the advice and findings of their own financial advisors, including those factors weighing in favor of the merger and those considered risks and potentially negative factors, with respect to the fairness of the merger and the amount to be paid to unaffiliated stockholders.

        Homebound’s and Dr. Hwang’s position that the merger is fair to the unaffiliated stockholders from a financial point of view is based on, among other things, the fact that the $0.0675 in cash per share consideration to be paid in the merger:

•	provides liquidity to the unaffiliated stockholders in a manner unavailable to them through the public markets;

•	represents an approximately 35% premium over the closing price of the TeleVideo common stock on the last day on which shares of TeleVideo common stock traded prior to TeleVideo’s announcement of the proposed merger;

•	is not subject to any financing contingency; and

•	was the result of negotiations between Homebound and the special independent committee that resulted in a 29% increase in the per share price from $0.0525 to $0.0675.

        Homebound and Dr. Hwang also believe that the merger is procedurally fair to the unaffiliated stockholders based on the fact that:

•	the merger consideration was a result of negotiations between Homebound and the special committee;

•	the special committee was advised by independent financial advisors and legal counsel; and

•	that stockholders who do not wish to accept the cash merger consideration have the option of exercising appraisal rights under Delaware law.

        For more information concerning Homebound’s and Dr. Hwang’s position regarding the merger, see “Special Factors – Position of Homebound and Dr. Hwang as to the Fairness of the Merger” and “Special Factors – Recommendations of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement.”

        Interests of Certain Stockholders and Directors in the Merger.

        Members of TeleVideo’s management and board of directors have certain interests that may present them with actual or potential conflicts of interest in connection with the merger and the merger agreement. For example:

•	Dr. Hwang, the chief executive officer and a chairman of the board of directors of TeleVideo, and the beneficial owner of approximately 63% of the TeleVideo common stock, is the chief executive officer and a director of Homebound, and the beneficial owner of 100% of the Homebound common stock;

•	The surviving corporation has agreed to honor all agreements for indemnification of officers and directors or TeleVideo with respect to events occurring before the consummation of the merger; and

•	each member of the special committee, regardless of his recommendation or whether the merger is completed, will receive a fee in the amount of $400 per meeting of the special committee from TeleVideo.

        For more details, see “Special Factors – Interests of Certain Persons in the Merger.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following question and answer summary highlights selected information from this Information Statement. You should carefully read the entire Information Statement and its annexes to obtain additional information concerning the merger and the merger agreement.

        Q:     WHY DID I RECEIVE THIS INFORMATION STATEMENT?

        A:     Applicable laws require us to provide you with information regarding the merger, even though your vote is neither required nor requested to complete the merger.

        Q:          WHY WAS THE SPECIAL COMMITTEE FORMED?

        A:          The board of directors of TeleVideo formed the special committee to avoid the potential conflict of interest the merger posed for Dr. Hwang because he is an officer, director and majority stockholder of Homebound as well as the president, chairman of the board and majority stockholder of TeleVideo. The special committee consists of Dr. Robert Larson and Mr. Woo Kim, both of whom are independent, non-management directors of TeleVideo. The special committee (with counsel and guidance from independent legal and financial advisors) reviewed, evaluated and negotiated the terms of the merger agreement with Homebound.

        Here, the special committee selected and retained independent legal counsel and financial advisors to assist it in evaluating and negotiating the terms of the merger. In connection with the negotiations, the special committee received an oral opinion from Sutter Securities, its financial advisor, that the $0.0675 per share in cash to be paid in the merger is fair to the unaffiliated stockholders from a financial point of view. For more information concerning the special committee, its activities, and the fairness opinion of its financial advisor, see “Special Factors — Background of the Merger,” “Special Factors — Recommendation of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement,” and “Special Factors — Opinion of Sutter Securities to the Special Committee.”

        Q:          WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?

        A:          The Hwang Affiliates own a sufficient number of shares of TeleVideo common stock to approve the merger under Delaware Law without your vote. Although the merger agreement requires as a condition to closing the approval of TeleVideo’s stockholders, this condition was satisfied on December 10, 2002 when the Hwang Affiliates acted by written consent to adopt the merger agreement and approve the merger. No further vote is needed or required under Delaware law to complete the merger. See “The Merger — Stockholder Consent to the Merger.”

        Q:          WHAT WILL I RECEIVE IF THE MERGER IS COMPLETED?

        A:          If the merger is completed, you will be entitled to receive $0.0675 in cash, without interest, for each share of TeleVideo common stock that you own. For example, if you own 5,000 shares of TeleVideo common stock, upon completion of the merger, and subject to proper submission of your stock certificates for cancellation, you will be entitled to receive $337.50 in cash, without interest. See “The Merger — Basic Terms of the Merger Agreement.”

        Q:          WHAT WILL HAPPEN TO THE CURRENT STOCKHOLDERS AFTER THE MERGER IS COMPLETED?

        A:          In connection with the merger, your shares of common stock will be exchanged for cash. Following the merger, you will no longer be a holder of TeleVideo stock. After completion of the merger, the Hwang Affiliates will be the sole stockholders of TeleVideo. Following the merger, you will not have the opportunity to participate in TeleVideo’s future growth or to vote on any matters relating to TeleVideo.

        Q:          WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

        A:          We anticipate that the merger will be completed by March 2003 after the satisfaction or waiver of the conditions to the merger contained in the merger agreement. The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware.

        Q:          SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

        A:          No. After the merger is completed, we will send you written instructions for exchanging the certificates representing your shares of TeleVideo common stock for the payment of the merger consideration in cash. For further information concerning procedures for delivery of your shares and receipt of the merger consideration, see “The Merger — Basic Terms of the Merger Agreement.”

        Q:          HOW DO I DISSENT FROM THE MERGER?

        A:          If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares of TeleVideo common stock as determined by the Delaware Court of Chancery and pursuant to the provisions of Delaware law. You are entitled to an appraisal of the fair value of your shares only if you comply with the requirements of Section 262 of Delaware General Corporation Law, the text of which is included in this Information Statement as Annex A. If you wish to dissent, we urge you to read the entire text of Section 262 of the Delaware General Corporation Law and to obtain assistance from legal counsel, as failure to timely comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights. For further information, please refer to “The Merger — Appraisal Rights.”

        Q:          WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

        A:          Your tax consequences will depend on your personal situation. We urge you to consult your tax advisors for a full understanding of the tax consequences of the merger to you. For further information, see “Special Factors — Material Federal Income Tax Consequences.”

        Q:          WHAT DO I NEED TO DO NOW?

        A:          You do not need to take any action at this time unless you intend to dissent from the merger. For further information concerning appraisal rights, please refer to “The Merger — Appraisal Rights.”

        Q:          WHOM CAN I CONTACT WITH QUESTIONS?

        A:          If you have any questions about the merger, please address your inquiries to TeleVideo at its principal executive offices located at 2345 Harris Way, San Jose, CA 95131, Attention: Stephanie Su, Secretary or you may contact TeleVideo by phone at 408-954-8333.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Information Statement contains certain forward-looking statements. Because these forward-looking statements are being made in connection with a going private transaction, the safe harbor created by Section 21E of the Exchange Act does not apply to these statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Such statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” or similar terms. TeleVideo’s actual results may differ materially from such statements.

        Although TeleVideo believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there cannot be any assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by TeleVideo or any other person that the future events, plans or expectations contemplated by TeleVideo will be achieved. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events.

SPECIAL FACTORS

Background of the Merger

        Founded in 1975, TeleVideo established itself as a supplier in the video display terminal industry. TeleVideo pioneered a new generation of computers with the introduction of “smart” terminals based on the Intel microprocessor at a time when “dumb terminals” were the industry standard.

        TeleVideo is currently developing and introducing products for the emerging thin client and Internet industries by delivering Windows-Based Terminals for client/server networks, and Internet appliances for consumer markets. With a total base of over 3 million text terminals installed, CRT or cathode ray tube monitors, multimedia products, and Windows-Based Terminals, TeleVideo has the experience and resources to develop the latest in network computing products.

        However, since 1992 TeleVideo has reported significant operating losses every year and has suffered a continuing erosion of sales. TeleVideo has funded its operations primarily through a line of credit, provided on terms more favorable to TeleVideo than terms available from other lenders by Gem Management, an entity controlled by Dr. Hwang’s spouse, Mrs. Gemma Hwang, and from a capital gain in 2001 from an equity investment in a company acquired by C-Net.

        In deciding to take TeleVideo private, Dr. Hwang was aware that Mrs. Hwang and Gem Management had determined that it did not make financial sense to continue to extend credit to a company that had been losing money for approximately ten years. Other considerations were TeleVideo’s current debt load and cash flow negative operating results and that no third party financing was readily available to TeleVideo on commercially reasonable terms. The merger would allow TeleVideo to:

•	restructure its outstanding indebtedness to reduce or eliminate interest and principal payments;

•	eliminate the burdens and operating expenses related to compliance with the reporting requirements for publicly-traded companies;

•	be better positioned to explore other strategic paths;

•	provide the unaffiliated stockholders with liquidity at a substantial premium to the recent trading price; and

•	if necessary, conduct any bankruptcy or liquidation proceedings privately.

        In August, 2002, Dr. Hwang retained ThoughtStorm, LLC to serve as financial advisor to Homebound.

        On August 29, 2002, Homebound was incorporated in the State of Delaware in order to pursue a going private transaction with TeleVideo.

        At a special meeting of the board of directors of TeleVideo held on September 3, 2002, Dr. Hwang informed the board that he was preparing a proposal to take TeleVideo private by acquiring the outstanding shares of TeleVideo common stock in a cash merger.

        At that same meeting, the board authorized the creation of a special committee of the board of directors with full authority to review, evaluate, negotiate, and make recommendations to the board with respect to any acquisition proposals and to engage investment bankers and legal counsel to advise it throughout such process, including, if appropriate, the solicitation of offers from third parties. The board of directors selected Dr. Robert Larson and Mr. Woo Kim to comprise the special committee because they were the only directors who were not members of TeleVideo’s management team, did not receive remuneration or have a business relationship with TeleVideo, other than as board members, and were not affiliated with or controlled by Dr. Hwang or Homebound. The special committee was given sufficient financial resources to engage qualified and experienced independent legal and financial advisors to assist it in evaluating and negotiating the transaction.

        Delaware law requires that a company’s board of directors approve a merger agreement. In addition to the obtaining the necessary board approval, Homebound’s offer and willingness to proceed with the proposed merger was subject to the following terms:

•	the issuance of a written opinion, from an independent and reputable investment banker, that the transaction was fair to and in the best interests of the unaffiliated stockholders of TeleVideo; and

•	the issuance of a recommendation from the special committee that the full board should approve the merger agreement and declare it advisable.

        The full board of directors of TeleVideo had the power and obligation under Delaware law to reject any transaction its members believed was not fair to, or in the best interest of, the unaffiliated stockholders.

        After its creation, the special committee interviewed several law firms to serve as its legal counsel. Thereafter, the special committee met on September 25, 2002 and selected John Montgomery, a partner at the law firm of Carr & Farrell LLP, to represent it in evaluating and negotiating the proposed transaction. The committee selected Carr & Ferrell LLP based on Mr. Montgomery’s experience providing corporate counseling to both public and private companies for more than eighteen years, his prior experience representing boards of directors in going private transactions and his lack of any prior relationship with Homebound, TeleVideo or their respective affiliates.

        On September 11, 2002, the special committee met with its counsel to review the process and procedures involved in a going private transaction. At the meeting, the special committee also reviewed the draft term sheet and agreement and plan of merger and reorganization which had been presented by Homebound on September 8, 2002. Such drafts contained no reference to the amount of consideration that Homebound was willing to pay. The special committee decided not to respond to such drafts until Homebound had offered a specific amount of consideration. The special committee reviewed a list of ten investment banks capable of rendering a fairness opinion and directed its counsel to solicit proposals to serve as the special committee’s financial advisor and render a fairness opinion in connection with a going private transaction.

        Between September 11, 2002 and October 1, 2002, the special committee interviewed approximately ten investment banks and financial advisors as potential candidates. In its selection process, the special committee focused on retaining an advisor with extensive experience in issuing fairness opinions and representing special committees in connection with going-private transactions. After receiving nine proposals, the special committee invited the top three candidates to make formal presentations to the committee on October 1, 2002. After hearing the presentations, the special committee met on October 9, 2002 and selected Sutter Securities as its financial advisor. The special committee selected Sutter Securities because of its extensive experience in rendering fairness opinions in going private transactions and its lack of any prior relationship to Homebound, Televideo or their respective affiliates.

        On October 7, 2002, Homebound delivered to the special committee a written proposal to acquire the shares of TeleVideo common stock not owned by the Hwang Affiliates for $0.0525 per share, in cash, without interest. The proposed transaction would be accomplished through the merger of Homebound into TeleVideo, with TeleVideo as the surviving corporation in the merger. On October 8, 2002, TeleVideo issued a press release disclosing the terms of the proposed transaction.

        On October 9, 2002, a Mr. Bernard Klein sent Dr. Hwang an e-mail expressing an interest in acquiring TeleVideo to preserve its capital loss carryforward by purchasing shares from Dr. Hwang at $0.0525 per share and obtaining a 37 month put on the remaining TeleVideo shares at $0.0745 per share. On October 16, Dr. Hwang directed Mr. Klein to an employee of TeleVideo who forwarded the e-mail to the special committee’s counsel. On October 22, 2002, counsel to the special committee contacted Mr. Klein by e-mail and invited him or his counsel to contact him if Mr. Klein were interested in submitting a formal offer to acquire some or all of TeleVideo. On October 23, Mr. Klein responded to counsel to the special committee by e-mail indicating that he would modify his prior e-mail to make it a formal offer that did not attempt to preserve the capital loss carryforward. In addition, Mr. Klein’s correspondence discussed a cash offer for all of TeleVideo’s shares at $0.0745 per share and if Mr. Klein acquired at least 45% of TeleVideo’s shares, a put at $0.0745 per share with a 40 month call at $0.2235 per share for the remainder of the shares. On November 25, 2002, counsel to the special committee sent Mr. Klein an e-mail informing him that the special committee had not yet received a formal proposal from him and invited him to submit one.

        While the special committee had the authority to solicit other offers, it did not do so. The public announcement of the transaction had not elicited any offers, other than those from Mr. Klein, and the special committee believed it would not be successful in locating another bidder. Finally, the special committee also believed that Dr. Hwang’s and his affiliates’ ownership of 63% of Televideo’s common stock made it unlikely that the special committee could find another bidder.

        On October 10, 2002, legal counsel to Homebound submitted to the special committee’s legal counsel the revised draft of an agreement and plan of merger and reorganization intended to implement the acquisition proposal. The draft of the merger agreement contained extensive representations and warranties regarding TeleVideo’s business and numerous restrictions on the operation of TeleVideo’s business between the signing of the merger agreement and the closing of the merger. From October 10, 2002 through November 26, 2002, legal counsel to the special committee and legal counsel to Homebound negotiated the terms of the merger agreement. During these negotiations, counsel to the special committee successfully negotiated the right to allow the special committee to evaluate and consider offers from third parties and to conduct a post-agreement market check until the date of the mailing of this Information Statement. In addition, the special committee negotiated a significant reduction in the scope of representations and warranties to be made by TeleVideo.

        From October 15, 2002 through November 26, 2002, Sutter Securities, among other things, reviewed the merger agreement, TeleVideo’s annual reports on Form 10-K for the fiscal years ended October 31, 1995 through 2001, and its quarterly reports on Form 10-Q for the quarters ended January 31, April 30 and July 31, 2002; reviewed certain operating and financial information provided by management relating to TeleVideo business and prospects; met with TeleVideo management to discuss its operations, historical financial statements, the value of its assets and liabilities, and future prospects; reviewed publicly available financial data and stock market performance data of TeleVideo’s common stock; and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

        On November 22, 2002, Sutter Securities made an oral presentation of its findings and analysis to the special committee. No written materials were distributed to the special committee in connection with the Sutter Securities’ presentation. Sutter Securities noted that TeleVideo’s common stock had little intrinsic value, with TeleVideo having negative stockholders equity at July 31, 2002. Sutter Securities noted that Televideo had reported substantial losses in every year since 1992 and had suffered continuing erosion in sales. Sutter Securities noted that TeleVideo has only been able to sustain its operations from proceeds from a capital gain transaction and loans from Gem Management. Sutter Securities also noted additional write-downs of Televideo’s investments. Sutter Securities noted that TeleVideo’s common stock had some warrant value representing any future upside in TeleVideo’s business. Given TeleVideo’s financial condition, Sutter Securities did not identify or analyze any specific companies or transactions or perform any comparative analysis.

        After discussing the financial analysis presented by Sutter Securities, the special committee believed it could negotiate a higher price and submitted a counterproposal to Homebound of $0.08 per share in cash. After considering the counterproposal, Homebound rejected it and submitted a counterproposal to the special committee of $0.0625 per share in cash. However, the $0.0625 in cash per share offer was contingent upon the transaction closing prior to January 30, 2003, the last date on which TeleVideo must file its annual report on Form 10-K with the SEC. If the merger closed after January 31, 2003, the unaffiliated stockholders would receive $0.0525 per share in cash. The rationale behind this condition was that TeleVideo would save approximately $40,000 in expenses relating to the preparation and filing of the Form 10-K and that such savings should be passed on to the unaffiliated TeleVideo stockholders.

        On November 25, 2002 after careful consideration, the special committee decided to reject the counterproposal from Homebound. The special committee believed that it could negotiate a higher price from Homebound and was concerned that the transaction would not close prior to January 31, 2003 and that the unaffiliated stockholders should not be penalized for a delay in the closing due to events outside of their control. After discussions with Sutter Securities and legal counsel, the special committee proposed a second counteroffer of $0.07 per share in cash and a deletion of the condition that the merger be closed before January 31, 2003. Later that evening, after considering the special committee’s second counteroffer, Homebound rejected it and countered with an offer of $0.0675 per share in cash and no reduction in the merger consideration if the closing occurred on or after January 31, 2003. After further consultation with its legal counsel and Sutter Securities, the special committee rejected the offer of $0.0675 and resubmitted its proposal of $0.07 per share in cash. After additional consideration, Homebound rejected the special committee’s offer of $0.07 per share in cash and reiterated its final offer of $0.0675 per share in cash, strongly indicating that it would not be willing to pay a higher price for TeleVideo.

        On November 26, 2002, the special committee met in the morning to consider Homebound’s final offer of $0.0675 per share in cash. After discussions with its legal counsel and Sutter Securities, it determined that it was unlikely that Homebound would pay more than $0.0675 per share in cash for TeleVideo. At that meeting, Sutter Securities delivered its oral opinion to the special committee to the effect that, based on the assumptions made, the matters considered, and the limitations on the review undertaken, as of such date, the $0.0675 cash per share to be received by the unaffiliated stockholders pursuant to the proposed merger was fair to the stockholders from a financial point of view. At the meeting, the special committee unanimously:

•	determined that (a) the $0.0675 per share in cash to be received by the unaffiliated stockholders in the merger is fair from a financial point of view to the unaffiliated stockholders, and (b) the merger is advisable and in the best interests of TeleVideo and its unaffiliated stockholders; and

•	resolved to recommend that the full board of directors of TeleVideo approve the merger agreement and declare it advisable.

        Notwithstanding their approval of the final offer and their determination that they would be unable to negotiate a higher price, the special committee decided to make one more attempt to negotiate a higher price and directed its counsel to resubmit its counterproposal of $0.07 per share in cash to Homebound. The counterproposal was resubmitted and rejected by Homebound.

        On the afternoon of November 26, 2002, the full board of directors of TeleVideo convened a telephonic meeting to review the oral opinion of Sutter Securities and the recommendation of the special committee that the full board approve the merger agreement and declare it advisable. No written materials regarding the Sutter Securities’ opinion were distributed to the board of directors. At the meeting, the full board of directors of TeleVideo:

•	unanimously accepted the recommendation of the special committee;

•	unanimously approved the merger agreement and declared it advisable; and

•	authorized the execution and delivery of the merger agreement by TeleVideo’s executive officers.

        Following the board’s approval of the merger agreement and the merger, TeleVideo and Homebound executed the merger agreement.

        On November 26, TeleVideo issued a press release announcing the execution of the definitive merger agreement with Homebound. After the issuance of the press release, Mr. Klein again contacted counsel to the special committee regarding his desire to submit an offer of unspecified form and amount related to TeleVideo’s stock or assets. The committee requested that Mr. Klein submit a formal offer by December 4, 2002. The special committee informed Mr. Klein that he was free to make an offer whenever he wanted but encouraged Mr. Klein to submit a formal offer prior to the planned filing date of this Information Statement so that the offer could be described in the Information Statement. TeleVideo hoped to file the preliminary information statement in early December, 2002 and have it declared effective before it would be required to include financial statements for fiscal 2002 and file its Form 10-K.

        Between November 26, and December 2, Mr. Klein had numerous discussions with Televideo about its business and assets. On December 2, 2002, Mr. Klein sent counsel to the special committee an e-mail outlining a proposal to acquire all of Televideo’s assets for $3,500,000 along with the assumption of up to $3,500,000 of selected liabilities. The e-mail indicated that Mr. Klein would submit a formal offer after further discussions and subject to due diligence and certain financing contingencies. On December 2, 2002, counsel to the special committee sent Mr. Klein an e-mail acknowledging his proposal and requesting submission of a formal offer along with biographical and financial information related to his qualifications or financial ability to acquire some or all of the capital stock or assets of TeleVideo. In light of the absence of any formal offer from Mr. Klein, the special committee did not formally act on any proposal from him.

        On December 10, 2002, the Hwang Affiliates, owning in excess of a majority of the outstanding shares of TeleVideo common stock, adopted the merger agreement by written consent in accordance with Delaware law and the by-laws of TeleVideo.

        On December 19 and 27, 2002 and on January 3 and 11, 2003, Mr. Klein submitted versions of a document entitled Letter of Intent to Acquire TeleVideo, Inc. by Sonar Radio Corporation, Bernard E. Klein and related entities, to the special committee. Such documents outlined two offers. The first was an offer to purchase all of the assets of TeleVideo for $2,500,000 and assume up to $3,500,000 of liabilities under Televideo’s loans from Gem Management. The second was an offer to (i) purchase one half of the principal amount of the note issued to Televideo in connection with the sale-leaseback of its premises in San Jose for $980,000, (ii) purchase one half of Televideo’s investments for $1,000,000 (iii) purchase the operating business for $2,040,000 net of $1,000,000 of certain federal and state tax loss carryforwards and (iv) the assumption of up to $3,500,000 of liabilities under Televideo’s loans to Gem Management. The second offer contemplated a put in favor of Televideo for the remaining principal of the note and the other half of the investments for an aggregate of $1,780,000 and a call in favor of Mr. Klein and Sonar Radio Corporation for the remainder of the principal of the note and the other half of the investments for an aggregate of $1,980,000.

        On January 31, 2003, Mr. Klein submitted to the special committee a new version of the document entitled, Letter of Intent to Acquire Televideo by Sonar Radio Corporation, Bernard Klein, and related entities. This document deleted the second offer contemplated in prior versions and extended the first offer to February 6, 2003. Mr. Klein also indicated that the offer would be revised the following week. On February 6, 2003, Mr. Klein submitted a new version of the January 31 Letter of Intent indicating an offer to purchase all of the assets of Televideo for $2,490,000 plus the assumption of liabilities under Televideo’s loans from Gem Management and extending the offer until February 13, 2003. Such offer indicated that Mr. Klein, Sonar Radio Corporation and related entities were considering revising the amount and specific terms of the offer.

        On December 2, 3, 19 and 30, 2002, on January 8, 21, 27 and 29, 2003, and on February 7, 2003 the special committee requested from Mr. Klein background and financial information about himself and Sonar Radio Corporation and their collective ability to finance the transactions proposed in his proposals and letters of intent. On January 14, 2003, Mr. Klein, Sonar Radio Corporation and TeleVideo entered into a Mutual Non-Disclosure Agreement to facilitate the exchange of this and other information and to enable Mr. Klein to pursue due diligence with Televideo. To date the special committee has not received any financial or background information on Mr. Klein or Sonar Radio Corporation from Mr. Klein but has learned that Sonar Radio Corporation is listed in the pink sheets and had a reported market capitalization of approximately $308,000 in December, 2002. Mr. Klein and Sonar Radio Corporation are stockholders of TeleVideo and have no other affiliation with TeleVideo or the Hwang Affiliates. Nevertheless, TeleVideo has, at the direction of the special committee and pursuant to the Non-Disclosure Agreement, provided information, financial and otherwise to Mr. Klein and Sonar Radio Corporation.

Recommendations of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement

        The Special Committee. The special committee of the board of directors of TeleVideo has unanimously:

•	determined that the $0.0675 per share in cash, without interest, to be paid in connection with the merger is fair to the unaffiliated stockholders;

•	determined that the terms of the merger agreement were fair to, and in the best interests of, TeleVideo and the unaffiliated stockholders; and

•	recommended that the full board of directors of TeleVideo approve the merger agreement and declare it advisable.

        Before taking these actions, the special committee considered a number of factors both for and against recommending the merger.

               Fair Price

Special Committee’s Evaluation of Cash Consideration to be Paid in Merger. The special committee considered its belief that the $0.0675 per share in cash to be paid in the merger, under all the relevant circumstances, reflects a fair value of the TeleVideo common stock, based on the special committee’s familiarity with TeleVideo’s business, financial condition, results of operations, business strategy, and prospects, as well as the nature of the markets in which TeleVideo operates, its competitors, and the quality of its management team. In this regard, the special committee, in consultation with Sutter Securities, identified several significant factors that would affect TeleVideo’s financial condition and business, including the following:

•	TeleVideo has sustained substantial operating losses from operations since 1992;

•	TeleVideo does not have sufficient funds to repay the approximately $2,517,000 outstanding on its line of credit as of December 1, 2002;

•	TeleVideo’s declining financial condition and results of operations are due largely to a continuing erosion in sales; and

•	TeleVideo has only been able to continue operations due to a capital gain in 2001 from an equity investment in a company acquired by C-Net, Inc. and by loans from businesses affiliated by Dr. Hwang provided on terms more favorable to TeleVideo than terms available from other lenders.

Current and Historical Price Considerations. The special committee considered the historical market prices and recent trading activity of the TeleVideo common stock, including the fact that the $0.0675 per share in cash to be paid in the merger represents an approximately 35% premium over the closing price of the TeleVideo common stock on the last trading date on which TeleVideo common stock traded prior to the public announcement of the proposed transaction. The special committee noted that TeleVideo’s stock price had declined considerably in the past year and was trading at or near its historical lows. In light of Televideo’s negative stockholder’s equity as of July 31, 2002, and its continuing losses, the special committee afforded greater consideration to more recent stock prices.

Net book value, going concern value and liquidation value. The special committee considered net book value, going concern value and liquidation value but in light of Televideo’s negative stockholders’ equity and continuing losses did not assign such factors as much weight in their deliberations.

Opinion of Sutter Securities that the Merger Consideration is Fair. The special committee considered the financial advice of Sutter Securities and its opinion to the effect that the $0.0675 per share in cash to be paid in the merger is fair from a financial point of view to TeleVideo unaffiliated stockholders. This opinion was expressed orally after reviewing with the special committee the financial criteria it used in assessing the transaction. In addition, the special committee reviewed, for accuracy and completeness, the financial information, historical results, assumptions and other information provided by TeleVideo’s management to Sutter Securities and found Sutter Securities’ reliance on those materials to be reasonable. See “Special Factors — Opinion of Sutter Securities to the Special Committee” below for a summary of the opinion of Sutter Securities.

Other Factors. The special committee did not consider purchase prices paid in previous purchases or firm offers from unaffiliated persons because there was no such information.

               Fair Terms

No Unusual Conditions to the Merger. The special committee considered the likelihood that the merger would be consummated. In this regard it took into consideration that there are no unusual requirements or conditions to the merger, and the fact that Homebound has the financial resources to consummate the merger expeditiously and has stated its desire to do so.

Procedural Fairness of the Merger. In considering the procedural fairness of the merger, the special committee considered the fact that the transaction was not structured so as to require the approval of at least a majority of unaffiliated stockholders. Despite this fact, the special committee believes the merger is procedurally fair to the unaffiliated stockholders because, among other things:

•	Retention of Unaffiliated Advisors. The special committee was advised by independent legal and financial advisors retained to act solely on behalf of the unaffiliated stockholders for the purpose of negotiating the terms of the merger.

•	Opinion of Sutter Securities that the Merger Consideration is Fair. The special committee retained, was advised by, and received an oral opinion from Sutter Securities, an independent financial advisor, that the merger consideration is fair to the unaffiliated stockholders from a financial point of view.

•	Negotiation of the Merger Agreement. The special committee took account of its independence, and that of its financial and legal advisors, in its negotiations with Homebound with respect to the merger. The special committee and its advisors had sufficient resources and bargaining power to negotiate an increase in the purchase price from $0.0525 per share to $0.0675 per share, as well as to obtain other significant concessions in the terms of the merger agreement from Homebound. The special committee believes that the $0.0675 per share in cash was the highest value reasonably obtainable from Homebound under the circumstances.

•	Alternative Transactions. While the special committee did not authorize Sutter Securities to search for other potential buyers, the special committee did engage in discussions with Mr. Klein regarding his potential interest in acquiring some or all of the stock or assets of TeleVideo. Mr. Klein, after the press release announcing the execution of the merger agreement, contacted the special committee and presented a series of informal offers with significant contingencies, including due diligence and financing contingencies. In light of the absence of a formal offer from Mr. Klein, the special committee did not take formal action on any proposal from Mr. Klein other than to encourage Mr. Klein submit a formal offer. The special committee also considered that it was unlikely to find any other potential bidder given that, except for Mr. Klein, no strategic or financial bidder surfaced during the two-month period between the initial public announcement that TeleVideo was “in-play” and TeleVideo’s announcement that it had signed a definitive merger agreement with Homebound. The special committee also noted that neither it nor Sutter Securities engaged in actively soliciting other bids for TeleVideo. Such lack of solicitation did not impact the special committee’s fairness determinations. Furthermore, the special committee noted that the merger agreement permits TeleVideo to engage in a post-agreement market check up until the mailing of this Information Statement, which includes negotiating with, or furnishing information to, any third party that proposes an alternative transaction. In the event of a superior proposal by a third party, the board may withdraw its recommendation in favor of the merger agreement if it determines that its failure to take such action would be inconsistent with its fiduciary duties under applicable law. In the event that Homebound supports such superior proposal, the board can seek Homebound’s agreement for the mutual termination of the merger agreement.

•	Special Committee Structure. The special committee is a mechanism well established under Delaware law in transactions of this type. For this transaction, the special committee consisted of two independent directors, both of whom were neither officers nor employees of TeleVideo and have no financial interest in the merger different from the stockholders generally. Neither Dr. Larson nor Mr. Kim has received any remuneration from TeleVideo, other than for services rendered as a director of TeleVideo. The members of the special committee were appointed to represent the interests of the stockholders not affiliated with Dr. Hwang and diligently evaluate the fairness of the merger.

Other Considerations

        In its consideration of the fairness of the merger and the amount to be paid to the unaffiliated stockholders, the special committee also considered a variety of risks and other potentially negative factors, including the following:

•	No Participation in Future Growth. The special committee considered it to be a risk and potentially negative factor to the substantive fairness of the merger that the unaffiliated stockholders will be precluded from having the opportunity to participate in the future growth prospects or financial success of TeleVideo. However, the special committee noted that this loss of opportunity was adequately reflected in the merger consideration of $0.0675 per share in cash and that the unaffiliated stockholders, upon consummation of the merger, will not be exposed to the possibility of illiquid stock, future declines in TeleVideo’s stock price or even bankruptcy, in which case, the unaffiliated stockholders of TeleVideo would likely get nothing for their shares.

•	Alternatives Available. The special committee considered it to be a risk and a potentially negative factor to the procedural fairness of the merger: (i) that Dr. Hwang owns a majority of the shares of TeleVideo common stock and that TeleVideo would not be able to effect a transaction for the sale of TeleVideo without the support of Dr. Hwang, and (ii) that for personal reasons Dr. Hwang was not likely to be interested in selling his interests in TeleVideo to a third party at a commercially reasonable price.

•	Lack of Unaffiliated Stockholder Approval. The special committee considered it a risk and a potentially negative factor to the procedural fairness of the merger that the approval of the merger by a majority of the unaffiliated stockholders was not being sought. The special committee noted that such risk was mitigated by the formation of the special committee and its selection of independent legal and financial advisors to ensure the procedural fairness of the merger.

        The special committee also considered the following factors as weighing in favor of the merger:

•	Ability to Pay TeleVideo’s Liabilities. Homebound has indicated that, upon consummation of the merger, it will have the ability to address TeleVideo’s current liabilities, including its willingness to satisfy all or a substantial part of the outstanding principal amount due under the Gem Management line of credit which is held by Gemma Hwang, an affiliate of Dr. Hwang.

•	Limited Liquidity of TeleVideo Stock. The special committee considered the limitations TeleVideo would likely continue to suffer as a public company, including its limited trading volume, lack of institutional sponsorship, lack of research attention from analysts and the near-term probability of being delisted from the OTC Bulletin Board, all of which adversely affect the trading market and the value of the TeleVideo common stock. The special committee also considered the pending elimination of the OTC Bulletin Board, its replacement with the BBX, and the increase in costs of compliance as a public company in light of proposed BBX and Sarbanes-Oxley Act rules versus the removal of TeleVideo’s common stock to trading over-the-counter on the “pink sheets.” Such removal would further reduce the liquidity of the TeleVideo common stock and be likely to further depress its market value.

•	Problems and Costs Associated with being a Public Company. The special committee considered the cost to TeleVideo of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to TeleVideo and its stockholders of continuing to incur these costs. Under these circumstances, the special committee determined that the benefits that TeleVideo and its stockholders would typically expect to derive from TeleVideo’s status as a public corporation were not being realized and were not likely to be realized in the foreseeable future. As a result, the special committee concluded that termination of TeleVideo’s reporting and other compliance obligations under the Exchange Act following the merger, and the elimination of the related costs of compliance, outweighed the benefits of continuing to incur such costs.

•	No Residual Value to Stockholders. The special committee considered that if the merger were not approved, TeleVideo would have to consider plans to liquidate or seek bankruptcy protection. Given the size of TeleVideo’s debt obligations, which includes the amount owed to Gem Management and its long-term lease obligation, such action would be unlikely to result in the realization of any residual value for its stockholders.

•	Immediate Liquidity. The special committee considered the fact that historically there has been relatively low trading volume of the TeleVideo common stock. As a result, it has become difficult for its stockholders to dispose of any significant number of shares of TeleVideo common stock without significant adverse impact on the market price of TeleVideo common stock. The merger will result in immediate liquidity for the unaffiliated stockholders, rather than continued ownership of these shares subject to the risks presented by the limited trading market. Furthermore, NASDAQ has decided to eliminate the OTC Bulletin Board and replace it with the BBX. The increased cost of compliance with the BBX requirements would likely result in TeleVideo’s removal from the BBX to trading over-the-counter on the “pink sheets.” Such removal would further reduce the liquidity of the TeleVideo common stock and be likely to further depress its market value.

•	Merger Consideration is Payable in Cash. The special committee considered the fact that the consideration to be paid in the merger is payable entirely in cash and is not subject to any financing contingency. This fact eliminates any potential uncertainty regarding completion of the transaction based on the financial resources and credit of Homebound.

        The description of the factors considered by the special committee is not intended to be exhaustive but instead summarizes the material factors considered. The special committee evaluated the merger in light of its knowledge of the business, financial condition and prospects of TeleVideo, and based upon the advice of its legal counsel and its financial advisors. After considering the factors determined by the special committee to be relevant to its evaluation of the merger, the special committee concluded that the positive factors of the merger outweighed the negative factors. Throughout its deliberations, the special committee received the advice of qualified and experienced legal counsel and financial advisors.

        The TeleVideo Board of Directors. Based in part on the recommendation of the special committee and the oral opinion of Sutter Securities, the board of directors of TeleVideo has unanimously approved the merger agreement and declared it advisable and in the best interests of TeleVideo’s unaffiliated stockholders. In reaching these conclusions, the board of directors of TeleVideo considered, among other things, the following factors relating to the fairness of the merger:

•	The analyses and final recommendation of the special committee made on November 26, 2002;

•	The oral presentation on November 26, 2002 to the special committee and the full board by Sutter Securities of its analysis and conclusions concerning the fairness of the transaction and the fairness opinion rendered on that date and confirmed in writing on , 2003;

•	The fact that the transaction was structured so as not to require the approval of at least a majority of the unaffiliated stockholders.

•	The need to avoid further erosion in stockholder value due to TeleVideo’s deteriorating financial condition and delisting;

•	The premium of approximately 35% being offered to the unaffiliated stockholders;

•	The merger consideration to be paid to the unaffiliated stockholders being in excess of what any stockholder would receive if TeleVideo liquidated its assets or declared bankruptcy; and

•	The costs associated with remaining a public company, the risks of being removed from the OTC Bulletin Board and the negative effect that such a delisting would have on the liquidity of TeleVideo’s common stock.

        After taking into account the risks and potentially negative factors considered by the special committee, the board of directors of TeleVideo believes that the merger is procedurally fair to the unaffiliated stockholders because, among other things:

•	The special committee consisted of independent, non-employee directors appointed to represent the interests of the unaffiliated stockholders (other than the Hwang Affiliates);

•	The special committee retained and was advised by independent financial advisor, Sutter Securities, and its own independent legal counsel to assist it in evaluating and negotiating the terms of the merger on behalf of the unaffiliated stockholders;

•	The special committee engaged in extensive negotiations regarding the terms of the merger and was able to negotiate a 29% increase in the per share acquisition price from $0.0525 to $0.0675, in cash per share to be paid in the merger;

•	The $0.0675 per share in cash to be paid in the merger and the other terms and conditions of the merger agreement resulted from active bargaining between the special committee and Homebound; and

•	Homebound’s offer was conditioned on receiving approval of the merger from the special committee and a fairness opinion that the merger consideration is fair from a financial point of view to the TeleVideo unaffiliated stockholders.

        In view of the foregoing, the board of directors of TeleVideo believed that sufficient procedural safeguards existed to ensure the fairness of the merger and permitted the special committee to represent effectively the interests of the unaffiliated stockholders. After considering the factors determined by the TeleVideo board to be relevant to its evaluation of the merger, the board concluded that the positive factors outweighed the negative factors.

Opinion of Sutter Securities to the Special Committee

        At the November 26, 2002 meeting of the special committee and the board of directors, Sutter Securities, financial advisor to the special committee, delivered its oral opinion to the effect that, as of the date thereof and subject to the assumptions and qualifications set forth therein, the consideration to be received in the merger was fair, from a financial point of view, to the unaffiliated stockholders of TeleVideo. Neither the special committee nor the board of directors received any written materials to aid them in understanding the Sutter Securities’ fairness opinion.

        In reaching this conclusion, Sutter Securities noted that TeleVideo has reported substantial operating losses in every year since 1992, and has suffered a continuing erosion in sales. Despite its negative operating cash flow, TeleVideo has been able to continue its operations due to a capital gain in 2001 from an equity investment in a company acquired by C-Net, Inc., and by loans from businesses affiliated with Dr. Hwang. Sutter Securities believes that the going-concern value of TeleVideo is less than its outstanding debt and that, in the event of a liquidation of TeleVideo, it is highly unlikely that any funds would be available to the unaffiliated stockholders. Sutter Securities did not identify or analyze any specific companies or transactions or perform any comparative analysis.

        The full text of the Sutter Securities opinion dated                     (including the assumptions and limitations of the opinion) is attached as Annex C to this Information Statement. Sutter Securities has consented to the use of its written opinion in this Information Statement. The summary of the material features of the Sutter Securities opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. You are urged to carefully read the fairness opinion in its entirety. The opinion will also be made available for inspection and copying at the principal executive offices of TeleVideo during its regular business hours by any interested stockholder of TeleVideo or any representative thereof who has been so designated in writing.

        The consideration to be received by the unaffiliated stockholders in the merger was determined by Homebound and the special committee through negotiations, which resulted in Homebound increasing its offer from $0.0525 to $0.0675 per share of TeleVideo common stock. The special committee did not provide special instructions to, or place any limitations upon, Sutter Securities with respect to the procedures to be followed or factors to be considered by Sutter Securities in performing its analyses or rendering its opinion.

        In the course of performing its review and analyses for rendering its opinion, Sutter Securities:

•	reviewed the merger agreement and the Information Statement;

•	reviewed TeleVideo’s annual reports on Form 10-K for the fiscal years ended October 31, 1995 through 2001, and its quarterly reports on Form 10-Q for the quarters ended January 31, April 30 and July 31, 2002;

•	reviewed certain operating and financial information provided by management relating to TeleVideo business and prospects;

•	met with TeleVideo management to discuss its operations, historical financial statements and future prospects;

•	reviewed publicly available financial data and stock market performance data for TeleVideo’s common stock; and

•	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

        Sutter Securities relied upon and assumed without independent verification the accuracy and completeness of all information about TeleVideo that Sutter Securities reviewed. Sutter Securities relied upon assurances of TeleVideo management that they were unaware of any facts that would make the information and historical financial results provided to Sutter Securities incomplete or misleading. Sutter Securities did not perform or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TeleVideo nor was Sutter Securities furnished with any such appraisals.

        Sutter Securities noted that Dr. Hwang beneficially owns a majority of the outstanding shares of TeleVideo common stock and the special committee’s belief that Dr. Hwang did not have any intention to sell any shares. Sutter Securities assumed that the representations and warranties made in the merger agreement were true and that the merger will be completed in accordance with the merger agreement. Sutter Securities’ opinion was necessarily based upon financial market, economic and other conditions, and information made available to Sutter Securities, as they existed on, and could be evaluated as of, the date of its opinion.

        Pursuant to the terms of its engagement letter dated October 15, 2002, TeleVideo has paid Sutter Securities a fee of $50,000 for its representation of the special committee and the delivery of its oral and written opinion as to the fairness of the proposed transaction. TeleVideo will also pay the reasonable out-of-pocket expenses of up to $2,500. This fee is not conditioned on the result of the fairness analysis or consummation of the transaction.

Position of Homebound and Dr. Hwang as to the Fairness of the Merger

        Homebound and Dr. Hwang have considered the analysis and findings of the special committee and the full board of directors of TeleVideo, including those factors weighing in favor of the merger and those considered risks and potentially negative factors (described in detail in “Special Factors – Recommendations of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement”), with respect to the fairness of the merger and the amount to be paid to the unaffiliated stockholders and, based in part on such analysis and despite the fact that the transaction is structured so as not to require the approval of at least a majority of the unaffiliated stockholders, believe that the merger and the merger agreement, and the transactions contemplated thereby, are fair to the unaffiliated stockholders. Homebound and Dr. Hwang concur with the factors considered by the special committee and the board discussed above as to the fairness of the merger. In addition, Homebound and Dr. Hwang believe that the consideration to be received in the merger by the unaffiliated stockholders is substantively fair, based on the following factors:

•	Market Price. The $0.0675 per share in cash price to be paid in the merger represents approximately a 35% premium over the closing price of the TeleVideo common stock on the last day on which shares of TeleVideo common stock traded prior to TeleVideo’s announcement on October 8, 2002 of the merger proposal and, accordingly, provides liquidity to the unaffiliated stockholders in a manner unavailable to them through the public markets;

•	Going Concern Value. TeleVideo has a weak balance sheet, significant operating losses, substantial non-operating losses and a very minor market position. Based on the company’s current resources, Homebound believes that the going concern value of TeleVideo is negative.

•	Liquidation Value. The liquidation value of TeleVideo, although not exhaustively analyzed, was believed to be close to zero given the long term lease obligation and the line of credit obligation as well as the probable discount on recovery from accounts receivable, inventory and other assets in a liquidation proceeding.

•	Fairness Opinion. Sutter Securities, financial advisor to the special committee, rendered an oral opinion, that the consideration to be received in the merger was fair, from a financial point of view, to the unaffiliated stockholders of TeleVideo.

•	Economic Certainty. the merger will provide the unaffiliated stockholders with cash in exchange for their shares and is not subject to any financing contingency; and

•	Other Factors. Dr. Hwang did not consider: (i) the historical prices because he believed that the current market prices is a better reflection of the value of the company; (ii) the net book value because the rights of the unaffiliated stockholders is based on fair value as opposed to book value and book value does not necessarily bear any relationship to fair market value; (iii) the purchase prices paid in previous purchases because no such purchases exist; and (iv) firm offers by unaffiliated purchasers because no such offers exist.

        Homebound and Dr. Hwang also believe that the merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•	the special committee and its advisors successfully negotiated a 29% increase in the cash per share to be paid in the merger from $0.0525 to $0.0675 per share in cash as well as more favorable terms in the merger agreement, which underscored the efforts of the special committee in maximizing value to the stockholders.

•	the special committee retained, was advised by, and received a fairness opinion from Sutter Securities, its independent financial advisor, to the effect that the consideration to be received by the unaffiliated stockholders in the merger is fair from a financial point of view;

•	the special committee engaged its own independent legal counsel to advise it in connection with the merger and the negotiation of the merger agreement; and

•	if any unaffiliated stockholder does not believe that the $0.0675 per share in cash to be paid in the merger is fair, he or she will have the option of obtaining an appraisal for the “fair value” of shares by electing to pursue appraisal rights under Delaware law, thereby providing the unaffiliated stockholders with an alternative procedure for determining fair value in the event of disagreement with the consideration in the merger.

        After evaluating these and other factors, Homebound and Dr. Hwang have concluded that the merger is fair to and in the best interests of the unaffiliated stockholders.

Purpose and Structure of the Merger

        The purpose of the merger is to enable the Hwang Affiliates to acquire all of TeleVideo’s common stock for cash and to take TeleVideo private. In the merger, each share of common stock held by an unaffiliated stockholder will be converted into the right to receive $0.0675 in cash, without interest. The acquisition of the shares held by the unaffiliated stockholders has been structured as a cash merger in order to provide the unaffiliated stockholders with liquidity at a premium to the recent trading price.

        In determining whether to acquire the shares held by the unaffiliated stockholders, Homebound focused on a number of objectives, including the fact that the merger would allow TeleVideo to:

•	restructure its outstanding indebtedness to reduce or eliminate interest and principal payments;

•	eliminate the burdens and operating expenses related to compliance with the reporting requirements for publicly traded companies;

•	be better positioned to explore other strategic paths;

•	provide its unaffiliated stockholders with liquidity at a premium to the recent trading price; and

•	if necessary, conduct any bankruptcy or liquidation proceedings privately.

        The primary benefits for the unaffiliated stockholders would be:

•	the opportunity to sell all of their common stock at a premium to recent trading prices;

•	liquidity for their investment in the common stock of TeleVideo, which has had a very small public float and limited trading activity;

•	avoidance of the uncertainties, risks, and dilution of equity that would accompany a financial restructuring of TeleVideo; and

•	avoidance of the uncertainties and risks that are inherent in a small size business such as TeleVideo competing in the thin client market.

        The detriments to the unaffiliated stockholders will be that they will no longer be entitled to participate in any future earnings of TeleVideo, or any appreciation in the value of TeleVideo’s common stock and that they will be selling at a lower price than the historically higher prices at which TeleVideo’s common stock has traded at times in the past.

Plans for TeleVideo After the Merger

        After the merger, TeleVideo plans to terminate the registration of its common stock under the Exchange Act, resulting in the termination of its obligations to file reports with the SEC. Subsequent to the merger, Homebound will seek to arrange for new long-term debt financing or the conversion of existing debt to equity, which will be more compatible with the desire to operate the business following the merger. Until such time as new debt financing can be arranged, Homebound intends to continue TeleVideo’s operations in the ordinary course in accordance with the business objectives outlined above. However, management will continue to take such action as may be required to enable TeleVideo to continue its operations.

        Immediately following the merger, the board of directors of TeleVideo will be reduced to two individuals, Dr. Hwang and Mrs. Gemma Hwang.

Reasons for the Merger

        Homebound’s and TeleVideo’s reasons for the merger are:

•	restructure TeleVideo’s outstanding indebtedness to reduce or eliminate interest and principal payments;

•	eliminate the burdens and operating expenses related to compliance with the reporting requirements for publicly traded companies;

•	to better position TeleVideo to explore other strategic paths;

•	provide TeleVideo’s unaffiliated stockholders with liquidity at a premium to the recent trading price; and

•	if necessary, conduct any bankruptcy or liquidation proceedings privately.

        Their reasons for undertaking the transaction at this time are that TeleVideo is facing financial difficulties and needs to immediately restructure its debt obligations, reduce unnecessary expenses, and evaluate the feasibility of future operations. Delaying the transaction could further erode stockholder value.

        Dr. Hwang’s reasons for proposing the merger include:

•	protecting his investment, which is substantially larger than that of the unaffiliated stockholders;

•	his unwillingness to advance any more of his personal funds to TeleVideo in its current form, thus subjecting himself and other stockholders to additional financing risk and the possibility that their entire investments in TeleVideo will be lost;

•	the opportunity to improve TeleVideo’s business through improved flexibility in management; and

•	the desire to avoid a public bankruptcy or liquidation, if necessary.

Certain Effects of the Merger

        Upon consummation of the merger, all of TeleVideo’s voting stock will be held by Homebound and the Hwang Affiliates, entitling them to the benefits, if any, resulting from any future income generated from TeleVideo’s operations, any future increase in TeleVideo’s value, and the right to vote all of TeleVideo’s common stock. Similarly, Homebound and the Hwang Affiliates will also bear the risk of all of the losses, if any, generated by TeleVideo’s operations and any decrease in the value of TeleVideo, as further described below under “Special Factors – Interests of Certain Persons in the Merger.” Because the only shareholders of TeleVideo will be the Hwang Affiliates, it will not be necessary to purchase directors’ and officers’ insurance, a savings of $50,000.

        Following the merger, the shares of common stock of Homebound will be converted into shares of common stock of TeleVideo and will remain outstanding. The Hwang Affiliates do not have any specific plans to sell any shares of TeleVideo common stock or to pursue any extraordinary corporate transaction involving TeleVideo. The Hwang Affiliates will, however, continue to evaluate TeleVideo’s business and operations after the consummation of the merger and make such changes as are deemed appropriate from time to time.

        The unaffiliated stockholders will not have the opportunity to participate in the earnings and growth, if any, of TeleVideo after the merger and will not have the right to vote on any corporate matters. Instead, the unaffiliated stockholders will have the right to receive $0.0675 in cash, without interest, for each share of TeleVideo common stock held by them. The unaffiliated stockholders will not face the risk of any losses generated by TeleVideo’s operations or any decline in the value of TeleVideo after the merger. In addition, the shareholders will no longer suffer a decrease in the market value of their shares because of the Company’s change in status from public to private or the liquidity discount as a result of such proposed change.

        Following the merger, the TeleVideo common stock will no longer be publicly traded. After completion of the merger, TeleVideo will file applications with the SEC and the NASDAQ to terminate its listing on the OTC Bulletin Board. The registration of the TeleVideo common stock under the Exchange Act will also be terminated, and TeleVideo will no longer file periodic reports with the SEC. As a result of no longer being a public company with a large number of shareholders, TeleVideo hopes to realize cost-savings of approximately $150,000 annually from reduced legal, accounting, financial printing and listing fees.

        TeleVideo’s management will remain the same following the effective time of the merger; however, Dr. Hwang and Mrs. Hwang will be the directors of TeleVideo.

Interests of Certain Persons in the Merger

        In considering the recommendations of the special committee and the board of directors of TeleVideo with respect to the merger agreement, the unaffiliated stockholders should be aware that members of TeleVideo’s management and board of directors have certain interests that are described below that may present them with actual or potential conflicts of interest in connection with the merger and merger agreement.

        TeleVideo Stockholders. Dr. Hwang, the chief executive officer, chairman of the board of directors of Televideo, and beneficial owner of approximately 63% of the outstanding TeleVideo common stock, is the chief executive officer, a director of Homebound, and the beneficial owner of 100% of the Homebound common stock. Also, Mr. Jun Keun Yum, a director and employee of TeleVideo, will remain an employee of TeleVideo after the merger; however, he will not be a director of TeleVideo following the merger.

        Hwang Affiliates. The following chart illustrates the effects of the transaction on the Hwang Affiliates’ interests in the net book value and net earnings of TeleVideo in terms of both dollar amounts and percentages:

				Net
	Net Book Value			Earnings

Name	$	%	$	%

Hwang Affiliates (before)	(1,232,910)	63	(1,659,420)	63
Hwang Affiliates (after)	(1,957,000)	100	(2,634,000)	100

        Indemnification of Officers and Directors of TeleVideo. Pursuant to the merger agreement, following the effective time of the merger, the surviving corporation will, to the extent permitted by Delaware law, honor all obligations of TeleVideo pursuant to TeleVideo’s certificate of incorporation, bylaws, and agreements with directors, which provide in various respects for indemnification of officers and directors of TeleVideo with respect to events occurring before the consummation of the merger.

        Special Committee Compensation. Each member of the special committee, regardless of his recommendation or whether or not the merger is completed, will receive a fee in the amount of $400 per meeting of the special committee from TeleVideo.

Material Federal Income Tax Consequences

        TeleVideo and the Hwang Affiliates. For US federal income tax purposes, the merger of Homebound into TeleVideo with TeleVideo surviving should be treated as a sale or exchange of the TeleVideo shares of common stock, rather than a disposition of assets by TeleVideo. Thus, TeleVideo should recognize no gain or loss by virtue of the merger. In addition, the majority of TeleVideo shares will continue to be beneficially held by the Hwang Affiliates, TeleVideo’s historic majority shareholders. Thus, TeleVideo does not expect that its net operating loss carryovers and similar tax benefits will be limited by virtue of the merger.

        U.S. Stockholders. The receipt of cash for shares of TeleVideo common stock by a U.S. stockholder in the merger (including by reason of exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign tax laws. In general, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the shares of TeleVideo common stock and such stockholder’s adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the merger, the shares of TeleVideo common stock then exchanged have been held for more than one year by such stockholder, such gain or loss will be long-term capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, that are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income). Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are deductible only to the extent of capital gains plus $3,000 of ordinary income in the case of taxpayers other than corporations. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

        Non-U.S. Stockholders. Non-U.S. stockholders will generally not be subject to U.S. federal income tax on the receipt of cash for shares of TeleVideo common stock pursuant to the merger, unless such non-U.S. stockholder’s gain is effectively connected with a U.S. trade or business, or, in the case of gain recognized by an individual non-U.S. stockholder, such individual is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied.

        Backup Withholding. Stockholders may be subject to “backup withholding” at a rate of 30.5% under U.S. tax law when they receive payments of cash pursuant to the merger. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. We urge each stockholder to consult with his tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption. To avoid the imposition of backup withholding, U.S. stockholders and non-U.S. stockholders should follow the instructions set forth below.

U.S. Stockholders. In order to avoid “backup withholding” on payments of cash pursuant to the merger (including any cash paid pursuant to the exercise of appraisal rights), a U.S. stockholder surrendering shares of TeleVideo common stock in the merger must, unless an exemption applies, provide the paying agent with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a U.S. stockholder does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the merger may be subject to backup withholding of 30.5%. All U.S. stockholders surrendering shares of TeleVideo common stock pursuant to the merger should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent by the paying agent following the effective date of the merger to provide the information and certification necessary to avoid backup withholding.

Non-U.S. Stockholders. In order to avoid 30.5% backup withholding, non-U.S. stockholders other than corporations should properly complete and provide to the paying agent the Substitute Form W-8BEN included as part of the letter of transmittal that will be sent by the paying agent after the effective date of the merger. Foreign corporations should follow the instructions above with respect to the completion of Substitute Form W-9.

        For purposes of this Information Statement, “U.S. stockholder” and “non-U.S. stockholder” have the following meanings:

        “U.S. Stockholder” means one of (A) a citizen or resident of the United States, including an alien individual (such as a citizen of another country) who is a lawful permanent resident of the United States or meets the “substantial presence test” under Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, because the alien individual is present in the United States for 183 days or more in the current calendar year), (B) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof, or (C) an estate or trust that is not a foreign estate or trust under Section 7701(a)(31) of the Code.

        “Non-U.S. Stockholder” means any stockholder that is not a U.S. stockholder, except for non-U.S. stockholders, if any, who are subject to United States federal income tax on payments received pursuant to the merger because such payments are effectively connected with their conduct of a U.S. trade or business. Any such stockholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences of receiving payments pursuant to the merger.

        THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN STOCKHOLDERS DEPENDING ON THEIR CIRCUMSTANCES, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, STOCKHOLDERS WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, OR TAX-EXEMPT ORGANIZATIONS), OR TO PERSONS HOLDING SHARES OF HOMEBOUND COMMON STOCK AS PART OF A “STRADDLE,” “HEDGE,” OR “CONVERSION TRANSACTION.”

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL, AND FOREIGN TAX LAWS.

THE MERGER

Basic Terms of the Merger Agreement

        The full text of the merger agreement is attached as Annex B to this Information Statement and is incorporated herein by reference. The description of the material provisions of the merger agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement. You are urged to read the merger agreement carefully and in its entirety.

        The Merger; Merger Consideration. Pursuant to the terms of the merger agreement, at the effective time of the merger, each of the 11,309,772 shares of TeleVideo common stock (other than dissenting shares or shares owned by the Hwang Affiliates) outstanding immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of any person, be converted into the right to receive cash, without interest, in an amount equal to $0.0675.

        At the effective time of the merger, Homebound will be merged with and into TeleVideo, the separate corporate existence of Homebound will cease, and TeleVideo will continue as the surviving corporation. From and after the effective time of the merger, TeleVideo, as the surviving corporation in the merger, will possess all the property, rights, privileges, powers, and franchises and be subject to all of the debts, liabilities, and duties of Homebound, as provided under Delaware law.

        Effective Time of the Merger. The merger agreement provides that the merger will become effective at the time a certificate of merger is duly filed with the Secretary of State of the State of Delaware by the parties to the merger agreement. Such filing, together with all other filings or recordings required by Delaware law in connection with the merger, will be made after the satisfaction or waiver of each of the conditions to the merger contained in the merger agreement.

        Exchange Procedure. TeleVideo’s transfer agent will act as exchange agent in the merger. Within ten business days following the effective time of the merger, TeleVideo will deliver a notice and letter of transmittal to each unaffiliated stockholder of TeleVideo common stock outstanding immediately prior to the effective time of the merger, advising such unaffiliated stockholder of the terms of the exchange effected by the merger and the procedure for surrendering to the exchange agent such stockholder’s certificate(s) evidencing TeleVideo common stock for exchange for the cash per share to be paid in the merger. Upon surrender to the exchange agent or to such other agent or agents as may be appointed by TeleVideo of a stockholder’s certificate formerly representing TeleVideo common stock, together with a properly completed and duly executed letter of transmittal, the certificate will be cancelled and such holder will be entitled to receive in exchange therefor $0.0675 per share in cash, without interest, for which the TeleVideo common stock theretofore represented by the certificate so surrendered shall have been exchanged.

        Any stockholder of TeleVideo common stock may request that any cash payment to be made upon surrender of TeleVideo common stock be paid in a name other than that in which the certificate is registered. If any payment of cash is to be made to a person other than the person in whose name such certificate is registered, the certificate so surrendered must be properly endorsed and otherwise in proper form for transfer and the person requesting the exchange must either (i) pay to the exchange agent any transfer or other taxes required by reason of such issuance or (ii) establish to the satisfaction of the exchange agent that such transfer or other taxes have been paid or are not applicable.

        Representations and Warranties. The merger agreement contains various representations and warranties of TeleVideo and Homebound, including representations by TeleVideo and Homebound as to their organization and capitalization, their authority to enter into the merger agreement and to consummate the transactions contemplated thereby, the existence of certain liabilities and the absence of certain material undisclosed liabilities and changes in their businesses. The merger agreement also contains representations by TeleVideo as to, among other things:

•	good standing;

•	taxes;

•	litigation;

•	SEC documents; financial statements;

•	the Information Statement;

•	brokers’ and finders’ fees;

•	opinion of Sutter Securities;

•	vote required to approve the merger;

•	special independent committee and board approval of the merger;

•	state takeover statutes, and

•	complete representations.

        Conduct Prior to the Effective Time of the Merger. TeleVideo has agreed that, until the earlier of the termination of the merger agreement and the effective time of the merger, TeleVideo will, among other things:

•	conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	pay its debts and taxes when due, pay or perform its other obligations when due and use reasonable best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the effective time of the merger;

•	promptly notify Homebound of any material change, event or occurrence not in the ordinary course of its business and of any event that could have a material adverse effect on TeleVideo or that is reasonably likely to cause any of the conditions to closing set forth in the merger agreement not to be satisfied; and

•	use its reasonable best efforts to assure that each of its contracts entered into after the date of the merger agreement will not require the procurement of any consent, waiver, or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the merger.

        TeleVideo has further agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement, except to the extent expressly provided in the merger agreement, among other actions described in the merger agreement, it will not do, cause or permit any of the following, without the prior written consent of Homebound:

•	cause or permit any amendments to its certificate of incorporation or bylaws;

•	declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

•	enter into any contract or commitment involving payments by it in excess of $10,000 individually or $30,000 in the aggregate or which are otherwise material to TeleVideo (excluding sales of products or purchases of supplies in the ordinary course of business consistent with past practice), or violate, amend or otherwise modify or waive any of the terms of any of its material contracts;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its common stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of the merger agreement;

•	transfer or license to any person any rights to any intellectual property other than the license of non-exclusive rights to intellectual property in the ordinary course of business consistent with past practice;

•	enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

•	sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, except for sales of products in the ordinary course;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

•	enter into any operating lease in excess of $10,000;

•	pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $30,000 in the aggregate, any claim, liability or obligation arising otherwise than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reserved against in TeleVideo’s financial statements;

•	make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $10,000 individually or $30,000 in the aggregate;

•	materially reduce the amount of insurance coverage provided by existing insurance policies;

•	terminate or waive any right of substantial value;

•	adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the tax code, or hire any new officer-level or other management-level employee, pay any special bonus or special remuneration to any employee or non-employee director or increase the salaries or wage rates of its employees, or add any new non-employee members to its board of directors;

•	enter into any employment contract or, unless required by applicable law, any collective bargaining agreement;

•	grant any severance or termination pay to any person;

•	commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Homebound prior to the filing of such a suit, or (iii) for a breach of the merger agreement;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any person;

•	make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business;

•	make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; or

•	take or agree in writing or otherwise take, any of the actions described above, or any action that would make any of its representations or warranties contained in the merger agreement untrue or incorrect or prevent TeleVideo from performing or cause TeleVideo not to perform its covenants thereunder.

        TeleVideo has also agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement, TeleVideo will immediately notify Homebound after receipt by TeleVideo (or, to TeleVideo’s knowledge, by the officers, directors, employees, agents, advisors and other representatives of TeleVideo) of:

•	any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal (as described in the merger agreement);

•	any other notice that any person is considering making a takeover proposal;

•	any request for nonpublic information relating to TeleVideo; or

•	requests for access to any of the properties, books or records of TeleVideo by any person or persons other than Homebound (which notice shall identify the person or persons making, or considering making, such inquiry, expression of interest, proposal or offer).

        TeleVideo has also agreed to keep Homebound fully informed of the status and details of any such inquiry, expression of interest, proposal, offer, notice or request and any correspondence or communications related thereto and shall provide to Homebound a true, correct and complete copy of such inquiry, expression of interest, proposal, offer, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. TeleVideo has also agreed that it will provide Homebound with 48 hours prior notice (or such lesser prior notice as is provided to the members of the board of directors of TeleVideo) of any meeting of the board of directors of TeleVideo (or any committee thereof) at which the board of directors of TeleVideo (or any committee thereof) is reasonably expected to consider any takeover proposal.

        Conditions of Homebound and TeleVideo to Closing. The consummation of the merger is subject to the satisfaction at or prior to the closing of the merger of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties to the merger agreement (it being understood that each such condition is solely for the benefit of the parties to the merger agreement and may be waived in writing by their mutual agreement without notice, liability or obligation to any person, except to the extent that such waiver of the closing condition(s) constitutes a material change or amendment to the merger agreement, then TeleVideo will update its disclosure herein to reflect such change or amendment):

•	The merger agreement shall have been adopted and the merger shall have been approved, in each case, by the requisite vote of the TeleVideo stockholders.

•	No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal.

•	All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity or any other person required to be obtained or made prior to the effective time of the merger in connection with the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement shall have been obtained or made, except for the filing of the certificate of merger pursuant to Section 1.2 of the merger agreement.

        Additional Conditions of TeleVideo to Closing. The obligations of TeleVideo to consummate the merger are subject to the satisfaction at or prior to the closing of the merger of each of the following conditions, any of which may be waived, in writing, by TeleVideo (it being understood that each such condition is solely for the benefit of TeleVideo and may be waived in writing by TeleVideo in its sole discretion without notice, liability, or obligation to any person, except to the extent that such waiver of the closing condition(s) constitutes a material change or amendment to the merger agreement, then TeleVideo will update its disclosure herein to reflect such change or amendment):

•	The representations and warranties of Homebound in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date of the merger agreement and on and as of the closing date as though such representations and warranties were made on and as of such time. Homebound shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it at or prior to the closing of the merger.

•	TeleVideo shall have been provided with a certificate executed on behalf of Homebound by an authorized officer of Homebound to the effect set forth in the immediately preceding condition.

        Additional Conditions of Homebound to Closing. The obligations of Homebound to consummate the merger will be subject to the satisfaction at or prior to the closing of the merger of each of the following conditions, any of which may be waived, in writing, by Homebound (it being understood that each such condition is solely for the benefit of Homebound and may be waived in writing by Homebound in its sole discretion without notice, liability, or obligation to any person):

•	The representations and warranties of TeleVideo in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date of the merger agreement and on and as of the closing date as though such representations and warranties were made on and as of such time. TeleVideo shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it at or prior to the closing of the merger.

•	Homebound shall have been provided with a certificate executed on behalf of an authorized officer of TeleVideo to the effect set forth in the immediately preceding condition.

•	Homebound shall have received evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the merger under the contracts of TeleVideo set forth on Schedule 5.5(b) of the disclosure schedule delivered to Homebound by TeleVideo in connection with the execution and delivery of the merger agreement.

•	There shall not have occurred after the date of the merger agreement any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or that could reasonably be expected to result in, a material adverse effect on TeleVideo.

•	The opinion of Sutter Securities delivered orally to the board of directors shall be reaffirmed and re-issued in writing prior to the mailing of the Information Statement.

•	There shall be no outstanding commitments or agreements of TeleVideo that purport to obligate TeleVideo or any of its subsidiaries to issue any shares of any of TeleVideo’s capital stock and/or options under any circumstances.

        Amendments. At any time prior to the effective time of the merger, the parties may, by written agreement, make any modification or amendment of the merger agreement, provided, however, that such amendment may not (i) alter or change the amount or kind of consideration to be received in exchange for or on conversion of the TeleVideo common stock, or (ii) alter or change any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of TeleVideo common stock.

        Indemnification. Pursuant to the merger agreement, from and after the effective time of the merger, the surviving corporation will, to the extent permitted by Delaware law, honor in all respects the obligations of TeleVideo pursuant to TeleVideo’s certificate of incorporation, bylaws and agreements with directors, which provide in various respects for indemnification of officers and directors of TeleVideo with respect to events occurring before the consummation of the merger.

        Termination of Merger Agreement. At any time prior to the effective time of the merger, except as otherwise provided in the merger agreement, the merger agreement may be terminated and the merger abandoned:

•	by mutual consent duly authorized by the respective boards of directors of Homebound and TeleVideo;

•	by either Homebound or TeleVideo, if:

•	the closing of the merger shall not have occurred on or before May 1, 2003; provided, however, that a later date may be agreed upon in writing by the parties to the merger agreement, and provided further that the right to terminate the merger agreement for this reason shall not be available to any party whose breach of the merger agreement has resulted in the failure of the merger to occur on or before such date;

•	any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger will have become final and nonappealable; or

•	the written consent of the stockholders of TeleVideo was solicited for the adoption of the merger agreement and the approval of the merger shall not have been adopted, and the merger shall not have been approved by the affirmative vote of the holders of the requisite number of shares of capital stock of TeleVideo; or

•	by TeleVideo, if prior to the mailing of the Information Statement:

•	the board of directors shall have received a bona fide unsolicited written takeover proposal under circumstances not involving any breach of Section 4.3 of the merger agreement which requires TeleVideo to (i) immediately notify Homebound of the proposal; (ii) keep Homebound fully informed of the status and details of such proposal; (iii) provide Homebound with a true, correct and complete copy of such proposal and (iv) provide 48 hours prior notice of any meeting of the TeleVideo board of directors at which the board of directors is reasonably expected to consider the proposal;

•	the board of directors shall determine in good faith that the transactions contemplated by such takeover proposal would be more favorable to TeleVideo’s stockholders from a financial point of view than the merger with Homebound;

•	the board of directors shall determine in good faith that it is necessary in order for the board of directors to comply with its fiduciary duties to TeleVideo’s stockholders under applicable law; and

•	such takeover proposal is reasonably certain of being completed; or

•	by Homebound, if:

•	TeleVideo shall breach any representation, warranty or covenant contained in the merger agreement and (a) such breach shall not have been cured within ten business days following receipt by TeleVideo of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (b) if not cured at or prior to the closing of the merger, such breach would result in the failure of any of the conditions set forth in clause (i) of Section 6.3 of the merger agreement to be satisfied;

•	TeleVideo, any of its subsidiaries or any of the officers, directors, employees, affiliates, representatives or other agents of TeleVideo and/or any of its subsidiaries shall have failed to comply with Section 4.3 of the merger agreement;

•	the board of directors of TeleVideo shall have for any reason recommended or endorsed any takeover proposal;

•	the board of directors of TeleVideo shall have for any reason failed to affirm its recommendation of the merger agreement and the merger within ten business days after a written request to do so by Homebound;

•	TeleVideo or its board of directors shall have for any reason failed to recommend, in accordance with Rule 14e-2 of the Exchange Act, the rejection of any takeover proposal that constitutes a tender offer within ten business days after the commencement of such tender offer; or

•	by January 1, 2003, if TeleVideo shall have for any reason failed to obtain the written consent of the stockholders of TeleVideo to consider the adoption of the merger agreement and approval of the merger.

Appraisal Rights

        ANY TELEVIDEO STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX A CAREFULLY AND IS URGED TO CONSULT HIS, HER, OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL RESULT IN THE LOSS OF SUCH RIGHTS.

        The following is a discussion of the material provisions of Section 262 (“Section 262”) of the Delaware General Corporation Law. The following discussion is not a complete statement of Delaware law relating to appraisal rights, and is qualified in its entirety by reference to Section 262. The text of Section 262 is reproduced in full as Annex A to this Information Statement and incorporated herein by reference.

        Stockholders of TeleVideo who do not approve the merger and who follow the procedures specified in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration provided for in the merger agreement, payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery. Such stockholders must strictly comply with the procedures set forth in Section 262. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Section 262.

        This Information Statement, including the annexes, as mailed to the stockholders on                            , 2003, shall serve as notice to the stockholders of TeleVideo entitled to appraisal rights that appraisal rights are available to them for any and all of their shares.

        Within 20 days after the mailing of this notice, a stockholder of TeleVideo may demand an appraisal of his or her shares by delivering a written demand for an appraisal to the Secretary of TeleVideo at 2345 Harris Way, San Jose, California 95131. This written demand for appraisal must satisfy the requirements of Section 262. Failure to deliver such written demand will constitute a waiver of such stockholder’s appraisal rights. Such written demand for appraisal must reasonably inform TeleVideo of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of his, her or its shares.

        The written demand for appraisal must be made by or for the holder of record of shares registered in his or her name. Accordingly, such demand should be executed by or for such stockholder of record, fully and correctly, as such stockholder’s name appears on his or her stock certificates. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

        A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the class and number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such holders of record.

        Within 120 days after the effective time of the merger, TeleVideo or any stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware court demanding a determination of the value of shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. TeleVideo does not intend to file a petition with respect to the appraisal of the value of any shares and does not foresee initiating any negotiations with respect to the “fair value” of such shares. Accordingly, such stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

        Within 120 days after the date of the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from TeleVideo a statement setting forth the aggregate number and class of shares with respect to which demands for appraisal were received by TeleVideo, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by TeleVideo or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

        If a petition for an appraisal is timely filed, after a hearing on such petition the Delaware court will determine the stockholders of TeleVideo entitled to appraisal rights and will appraise the value of the shares owned by such stockholders, determining the “fair value” thereof exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware court will direct payment of the fair value of such shares with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to TeleVideo of stock certificates. Upon application of a stockholder, the Delaware court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, such as reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

        Although TeleVideo believes that a cash payment of $0.0675 per share, without interest, of TeleVideo common stock offered in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware court and holders of TeleVideo stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, $0.0675 per share in cash. Moreover, Homebound and TeleVideo do not presently anticipate offering more than a cash payment of $0.0675 per share of TeleVideo common stock to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of TeleVideo common stock is less than $0.0675 in cash. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In determining the “fair value” of any shares, the Delaware court is required to take into account all relevant factors. Such determination could therefore be based upon considerations other than, or in addition to, the price paid in the merger, including the market value of shares and the asset value and earning capacity of TeleVideo.

        If no petition for an appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers to TeleVideo a written withdrawal of his or her demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or with the written approval of TeleVideo thereafter (which TeleVideo reserves the right to give or withhold, in its discretion), then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive in cash, without interest, the consideration to which he or she would have been entitled had he or she not demanded appraisal of his or her shares. No appraisal proceeding in the Delaware court will be dismissed as to any stockholder without the approval of the Delaware court, which approval may be conditioned on such terms as the Delaware court deems just.

Provision for Unaffiliated Securityholders

        Neither TeleVideo, nor Homebound, nor any executive officer or director thereof nor any person controlling TeleVideo or Homebound has made any provision in connection with the merger to grant unaffiliated securityholders access to the corporate files of TeleVideo or Homebound or to obtain counsel or appraisal services at the expense of TeleVideo or Homebound.

Stockholder Consent to the Merger

        Under Section 228 of the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a written consent to that action is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares were present and voted. Under Delaware law, the approval by the holders of a majority of the outstanding shares of TeleVideo common stock is required to adopt the merger agreement and approve the transactions contemplated thereby.

        On December 10, 2002, stockholders of TeleVideo holding in excess of a majority of the outstanding shares of TeleVideo common stock, constituting the sole class of voting securities of TeleVideo, executed and delivered to TeleVideo their consent adopting the merger agreement and approving the transactions contemplated thereby. Pursuant to Section 228 of the Delaware General Corporation Law, TeleVideo has delivered notice of the stockholders’ consent to all holders of TeleVideo common stock who did not participate therein. The stockholder consent is sufficient under Delaware law to approve the merger agreement without the concurrence of any other stockholders. Therefore, no further action of the stockholders is necessary to approve the merger.

Financing of the Merger

        The merger is not conditioned on any financing arrangements by Homebound. The funds that Homebound will use in connection with the merger will have been provided by a capital contribution from the stockholders of Homebound.

Fees and Expenses

        TeleVideo and Homebound have agreed that, whether or not the merger is effected, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that the surviving corporation will reimburse TeleVideo for the fees and expenses incurred by the special committee of up to $95,000.

        The following is a reasonably itemized statement of Homebound’s fees and expenses incurred or estimated to be incurred in connection with this transaction:

•	$282,298.50 in cash consideration to the unaffiliated TeleVideo stockholders;

•	$30,000 to ThoughtStorm; and

•	$75,000 to legal counsel to Homebound.

        The following is a reasonably itemized statement of TeleVideo’s fees and expenses incurred or estimated to be incurred in connection with this transaction:

•	$60.00 to the SEC for filing fees;

•	$4,800 to the special committee;

•	$20,000 for printing and other costs in connection with the mailing of the Information Statement;

•	$27,000 to American Stock Transfer & Trust Co. for transfer agent services;

•	$29,200 to legal counsel to the special committee; and

•	$51,000 to Sutter Securities.

Accounting Treatment

        As required by generally accepted accounting principles, the merger will be accounted for as a purchase of TeleVideo by Homebound.

Certain Legal Matters

        Neither TeleVideo nor Homebound is aware of any license or regulatory permit that appears to be material to the business of TeleVideo that might be adversely affected by the merger, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the merger, other than approvals, filings or notices required under the federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

PRICE OF TELEVIDEO COMMON STOCK AND DIVIDEND POLICY

        TeleVideo’s common stock is principally traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “TELV.OB”. The following table sets forth, for the periods indicated below, the range of quarterly high and low sales prices for TeleVideo common stock. The prices quoted below reflect inter-dealer prices, without retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

	High	Low

FISCAL 2000:
First Quarter	$3.0000	$0.5312
Second Quarter	3.0000	0.7500
Third Quarter	1.0625	0.5938
Fourth Quarter	0.8750	0.4062

	High	Low

FISCAL 2001:
First Quarter	$0.5469	$0.2188
Second Quarter	0.4062	0.1500
Third Quarter	0.2000	0.1500
Fourth Quarter	0.1800	0.1300

	High	Low

FISCAL 2002:
First Quarter	$0.1800	$0.1200
Second Quarter	0.1600	0.1100
Third Quarter	0.1400	0.0500
Fourth Quarter	0.0600	0.0400

        As of December 9, 2002, there were 755 holders of record of TeleVideo’s common stock, 11,309,772 shares of common stock issued and outstanding and the closing price of TeleVideo’s common stock in the over-the-counter market was $0.06 per share.

        On October 4, 2002, the last full trading day on which the TeleVideo common stock traded prior to the public announcement of the merger proposal, the closing price of the TeleVideo common stock as reported on the OTC Bulletin Board was $0.05 per share. On December 10, 2002, the closing price of the TeleVideo common stock as reported on the OTC Bulletin Board was $0.06 per share.

        TeleVideo has never paid or declared any cash dividends on the TeleVideo common stock and does not intend to pay cash dividends on the TeleVideo common stock in the foreseeable future. TeleVideo intends to retain its earnings, if any, for utilization in its business. The payment of dividends in the future will depend upon TeleVideo’s available earnings, its capital requirements, its general financial condition and other factors deemed pertinent by the board of directors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables reflect summary historical consolidated financial data with respect to TeleVideo for the periods indicated and should be read in conjunction with TeleVideo’s consolidated financial statements contained in TeleVideo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 incorporated herein by reference.

        The following selected financial data reflect the continuing operations of TeleVideo for the fiscal years ended October 31, 2002 through 1998. The data below has been derived from TeleVideo’s audited consolidated financial statements for the fiscal years presented and should be read in conjunction with such audited financial statements as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section contained in TeleVideo’s Annual Report on Form 10-K for the year ended October 31, 2002, incorporated herein by reference.

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended October 31,

	2002	2001		2000		1999	1998(4)

	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$8,204	$6,936		$6,974		$8,070	$14,751
Operating loss	(2,915)	(3,544)		(4,918)		(4,570)	(4,727)
Net (loss) income	(2,634)	(6,464	)(1)	4,627	(2)	(8,881)	(8,881	)(3)
Net (loss) income per share
Basic and diluted	(0.23)	(0.57)		0.41		(0.33)	(0.79)
Balance Sheet Data:
Cash and cash equivalents	$898	$870		$3,261		$4,487	$1,640
Working capital	(282)	1,461		4,881		5,596	2,533
Total assets	12,894	15,903		23,349		18,317	10,433
Stockholders’ (deficiency) equity	(1,957)	779		8,316		2,504	6,211

(1)	Includes loss from investments of $4,781,000.

(2)	Includes net gains from the sales of C-NET stocks of $10,059,000.

(3)	Includes net loss from investment in APT venture of $4,076,903.

(4)	Amounts reflect restatement in 1998 to write off company’s investment in Three H and TLK due to impairment in 1996 and 1997 respectively.

        The selected consolidated balance sheet for the fiscal years ending October 31, 2002 and 2001, the statement of operations and the statement of cash flow for the fiscal years ending October 31, 2002 through 2000, has been derived from the audited consolidated financial statements contained in TeleVideo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 incorporated herein by reference. The accompanying notes are an integral part of these financial statements. See “Notes to the Company’s Consolidated Financial Statements” contained in TeleVideo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002, incorporated herein by reference.

CONSOLIDATED BALANCE SHEETS

	October 31,

	2002	2001

	(In thousands, except share
	and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$898	$870
Marketable securities	64	160
Accounts receivable, less allowance of $80 in 2002 and $128 in 2001	1,558	1,683
Inventories, net	1,420	2,331
Prepayments and other	244	252
Notes receivable — current	84	78

Total current assets	4,268	5,374

Property, plant and equipment:
Production equipment	671	671
Office furniture and equipment	1,251	1,142
Leased property under capital lease	6,270	6,270

	8,192	8,083
Less accumulated depreciation and amortization	3,340	2,860

Property, plant and equipment, net	4,852	5,223
Investments in affiliates	1,379	2,827
Note receivable, less current portion	2,395	2,479

Total assets	$12,894	$15,903

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$416	$812
Notes payable	2,517	1,500
Accrued liabilities	707	745
Obligation under capital lease — current	372	318
Deferred gain on sale of land and building — current	538	538

Total current liabilities	4,550	3,913

Obligation under capital lease, less current portion	4,826	5,198
Deferred gain on sale of land and building, less current portion	5,475	6,013
Total liabilities	14,851	15,124

Stockholders’ (deficit) equity:
Common stock, $.01 par value; Authorized — 23,000,000 shares Outstanding — 11,309,772 shares at October 31, 2002 and 2001 (net of 120,000 treasury shares)	454	454
Additional paid-in capital	95,734	95,734
Accumulated other comprehensive (loss) income	(22)	80
Accumulated deficit	(98,123)	(95,489)

Total stockholders’ (deficit) equity	(1,957)	779

Total liabilities and stockholders’ (deficit) equity	$12,894	$15,903

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended October 31,

	2002	2001	2000

	(In thousands, except
	per share amounts)
Net sales	$8,204	$6,936	$6,974
Cost of sales	7,068	6,213	6,403

Gross profit (loss)	1,136	723	571
Operating expenses:
Sales and marketing	1,588	1,920	2,530
Research and development	595	847	890
General and administration	1,868	1,500	2,069

Total operating expenses	4,051	4,267	5,489

Loss from operations	(2,915)	(3,544)	(4,918)
Equity in (loss)/earnings of affiliates	(859)	(977)	(1,000)
Impairment losses on securities	(171)	(3,804)	—
Gain on sale of marketable securities	—	265	10,059
Realized gain on sale-leaseback	538	538	517
Interest (expenses)	(318)	(430)	(433)
Rental income	1,103	941	—
Other income (expenses) net	(12)	544	498
Income (loss) before income taxes	(2,634)	(6,467)	4,723
Income tax expense (benefit)	—	(3)	96
Net income (loss)	(2,634)	(6,464)	4,627

Net (loss) earnings per share basic and diluted	$(0.23)	$(0.57)	$0.41

Shares used in computing
Basic net loss per share	11,310	11,310	11,302

Diluted net loss per share	11,310	11,310	11,307

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended October 31,

	2002	2001	2000

	(In thousands)
(Decrease) increase in cash and cash equivalents:
Cash flows from operating activities:
Net Loss (Income)	$(2,634)	$(6,464)	$4,627
Charges (credits) to operations not affecting cash:
Provision for bad debts on receivables	181	182	342
Amortization of deferred gain	(539)	(539)	(517)
Provision for excess and obsolete inventories	695	204	190
Net gain on sales of marketable securities	—	(265)	(10,059)
Impairment losses on securities	171	3,804	—
Loss on investment in affiliates	859	977	1,000
Depreciation and amortization	480	459	442
Changes in operating assets and liabilities:
Accounts receivable	(55)	(305)	(379)
Inventories	216	(1,296)	35
Prepayments and other	—	509	226
Accounts payable	(395)	4	(156)
Accrued liabilities	(38)	(493)	78
Income taxes	—	(85)	85

Net cash used in operating activities	(1,059)	(3,308)	(4,086)

Cash flows from investing activities:
Additions to property, plant and equipment	(109)	(16)	(72)
Investments in affiliates	—	(2,000)	(7,690)
Withdrawals from investments	418	1,365	—
Other payments on investments	—	—	(166)
Proceeds from sale of marketable securities	—	291	10,953
Payments received on notes receivable from affiliate and other	78	73	73

Net cash provided by (used in) investing activities	387	(287)	3,098

Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	32
Repayments to related party	(482)	—	—
Proceeds from related party	1,500	1,500	—
Payments on lease obligations	(318)	(296)	(270)

Net cash provided (used in) by financing activities	700	1,204	(238)

(Decrease) increase in cash and cash equivalents	28	(2,391)	(1,226)
Cash and cash equivalents at the beginning of the year	870	3,261	4,487

Cash and cash equivalents at the end of the year	$898	$870	$3,261

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$318	$452	$433

        The selected historical consolidated statement of operations data for the three and nine months ended July 31, 2002 and 2001 and the selected historical consolidated balance sheet data as of July 31, 2002 have been derived from unaudited condensed consolidated statements contained in TeleVideo’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2002 incorporated herein by reference, and in the opinion of management of TeleVideo, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The accompanying notes are an integral part of these financial statements. See “Notes to the Company’s Consolidated Financial Statements” contained in TeleVideo’s Quarterly Report on Form 10-Q for the period ending July 31, 2002, incorporated herein by reference.

        The unaudited interim period results are not necessarily indicative of the results to be expected for the full year.

OTHER

Ratio of earnings to fixed charges for fiscal years 2002 and 2001:	0

Book value per share as of October 31, 2002 (1):	($0.1730)

(1) Book value per share is calculated as the total stockholders’ equity divided by the number of common shares outstanding at the end of the respective periods.

INFORMATION CONCERNING

TELEVIDEO

The Company

        Founded in 1975, TeleVideo, Inc., a Delaware corporation, has been a provider of innovative high performance terminal and network computer products to the business and consumer markets. TeleVideo markets its products worldwide primarily through distributors, value-added resellers, systems integrators, and original equipment manufacturers.

        TeleVideo first became a leader in the video display terminal industry by introducing a new generation of “smart” terminals based on the Intel microprocessor at a time when “dumb” terminals were the industry standard. TeleVideo holds a number of proprietary terminal emulations, including the TV910 and TV9425, which have been an industry standard for more than 15 years and are currently used in millions of terminals worldwide. Today, TeleVideo is utilizing its expertise in server-based network computing to forge new ground in delivering thin-client solutions. Thin clients are a category of terminals that do not have local storage devices, where all the programs and data are saved on the server. TeleVideo’s executive offices and principal place of business is 2345 Harris Way, San Jose, CA 95131. Its main telephone number is (408) 954-8333.

Product Development

        Because of the fast pace of technological advances, TeleVideo must be prepared to design, develop, and manufacture new, more powerful low-cost products in a relatively short time. TeleVideo believes it has had mixed success to date in accomplishing these goals simultaneously. Like other companies in the computer industry, it will continue to experience delays in completing new product design and tooling. There is no assurance that TeleVideo will be able to design and manufacture new products, including its iTelePC and TeleCLIENT family of products, that can respond to the rapid changes in the marketplace.

Management

        The executive officers and directors of TeleVideo, and their respective ages and positions with and outside of TeleVideo, are as follows:

			Director
Name	Age	Position	Since

K. Philip Hwang	66	Chairman and Chief Executive Officer of TeleVideo, Inc.	1976

Woo K. Kim(1)	50	President, Selam Inc.	1997

Robert E. Larson(1)	63	General Partner, Woodside Fund	1989

Jun Keun Yum	50	Vice President and Chief Technology Officer of TeleVideo, Inc.	1999

(1)	Member of the Audit Committee.

       Dr. K. Philip Hwang is the founder of TeleVideo and has been chairman of the board of directors and chief executive officer since October 1976. From August 1990 to April 1991, he served as the acting chief financial officer, a position he again assumed in 1998 and from May 2000 to the present. Dr. Hwang is a citizen of the United States of America.

        Dr. Robert E. Larson joined TeleVideo as a member of the board of directors in December 1989. Since September 1983, he has served as General Partner of Woodside Fund, a venture capital fund, and since September 1985, he has been a member of the board of directors of Skye Investment Advisers, a registered investment adviser firm. Since 1973, Dr. Larson has been a consulting professor in the Engineering-Economic Systems Department at Stanford University. Dr. Larson is a citizen of the United States of America.

        Mr. Woo K. Kim was elected to the board of directors in April 1997. He has served as the president of Selam Inc., San Jose, California since August 1995. Prior to that, Mr. Kim was TeleVideo’s Director of Engineering and Production from June 1994 to August 1995. Mr. Kim originally joined TeleVideo in 1990 as Senior Manager of Engineering. Mr. Kim has BS and MS degrees in Electrical Engineering from Seoul National University. Mr. Kim is a citizen of the Republic of Korea.

        Mr. Jun Keun Yum joined TeleVideo in January 1999 as Vice President of Operations and Chief Technology Officer. In April 1999, he was elected to the board of directors. Mr. Yum has more than 15 years of executive level experience at companies in a variety of industries. Prior to joining TeleVideo, Mr. Yum was a General Manager and Executive Director of Samsung Electronics Co., Ltd., Seoul, Korea from January 1993 to December 1998. Mr. Yum has a BS degree in Electrical Engineering from Han Yang University of Seoul, Korea and an MS degree in Electrical Engineering from Illinois Institute of Technology. Mr. Yum is a citizen of the United States of America.

        Following the merger, the executive officer and directors, and their respective ages and positions with TeleVideo, will be as follows:

Name	Age	Position

Dr. K. Philip Hwang	66	Chairman and Chief Executive Officer

Gemma Hwang	66	Director

Richard Kim	32	President, Treasurer and Secretary

Security Ownership of Principal Stockholders and Management

        The following table sets forth information regarding the beneficial ownership of TeleVideo’s common stock as of December 9, 2002 for: (i) all those known to TeleVideo to be beneficial owners of more than 5% of its common stock; (ii) each director and director nominee of TeleVideo; and (iii) all executive officers and directors of TeleVideo as a group. TeleVideo knows of no transaction involving shares of TeleVideo stock during the past 60 days by any of the persons set forth below. TeleVideo knows of no arrangements that will result in a change in control subsequent to the date hereof. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown, subject to community property laws, where applicable.

	Beneficial Ownership

	Number of	Percent
Directors, Officers and Principal Stockholders	Shares	of Total

K. Philip Hwang	7,127,824(1)	63%
2345 Harris Way San Jose, California 95131 (408) 954-8333

Gemma Hwang	7,127,824(1)	63%
555 East Washington Avenue Sunnyvale, CA 94086 (408) 736-7550

Woo K. Kim	20,000(2)	*
1887 O’Toole Ave., Suite #C-103 San Jose, California 95131 (408) 894-9440

Robert E. Larson	37,500	*
Woodside Fund 350 Marine Parkway, Suite 300 Redwood Shores, CA 94065 (650) 610-8050

Beneficial Ownership

	Number of	Percent
Directors, Officers and Principal Stockholders	Shares	of Total

Jun Keun Yum	18,750(3)	*
2345 Harris Way San Jose, California 95131 (408) 954-8333

All Executive Officers and Directors as a Group (4 persons)	7,227,824	63.9%

*	Represents less than one percent.

(1)	Includes an aggregate of 75,983 shares held in trust for Dr. Hwang’s children, 22,500 shares held of record by the Kyupin Philip and C. Gemma Hwang Foundation, and the 7,029,341 shares held of record by Dr. Hwang and his spouse, Mrs. Gemma Hwang.

(2)	Includes 20,000 shares that Mr. Kim may acquire pursuant to the exercise of stock options.

(3)	Includes 18,750 shares that Mr. Yum may acquire pursuant to the exercise of stock options.

        During the last five years neither TeleVideo nor any executive officer or director thereof nor any person controlling TeleVideo has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

TeleVideo Capital Stock

        The following summary of certain provisions of TeleVideo’s capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, TeleVideo’s certificate of incorporation, bylaws and by the provisions of applicable law.

        TeleVideo Common Stock. On the date of this Information Statement, there were 11,309,772 shares of TeleVideo common stock outstanding, and 120,000 additional shares of TeleVideo common stock were held as treasury stock. Holders of TeleVideo common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of TeleVideo common stock entitled to vote in any election of directors may elect all of the directors standing for election and take action requiring stockholder approval. See “The Merger — Stockholder Consent to the Merger.” Holders of TeleVideo common stock are entitled to receive ratably such dividends, if any, as may be declared by the TeleVideo board out of funds legally available therefor. Upon the liquidation, dissolution or winding up of TeleVideo, the holders of TeleVideo common stock are entitled to receive ratably the net assets of TeleVideo available after the payment of all debts and other liabilities. Holders of TeleVideo common stock have no preemptive, subscription, redemption, or conversion rights. The outstanding shares of TeleVideo common stock are fully paid and nonassessable.

        TeleVideo Preferred Stock. The board of directors of TeleVideo is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue shares of TeleVideo preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the board of directors of TeleVideo. On the date of this Information Statement, no shares of TeleVideo preferred stock were held as treasury shares and no such shares were outstanding. TeleVideo has no present plans to issue any shares of preferred stock.

        Certain Charter Provisions. TeleVideo has included in its certificate of incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law and to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

        Transfer Agent and Registrar. The transfer agent and registrar for the TeleVideo common stock is American Stock Transfer & Trust Co.

Certain Transactions of TeleVideo with Affiliates

        In April 2001, TeleVideo borrowed $200,000 from Gem Management, a company owned by Mrs. Hwang, Dr. Hwang’s spouse. In May 2001, TeleVideo obtained a line of credit from Gem Management in the amount of $3.5 million, including $200,000 borrowed in April 2001. TeleVideo can borrow money under this line of credit when needed, in order to assure the continuity of its operations. In consideration of Gem Management’s loan to TeleVideo, TeleVideo granted to Gem Management a secured interest in the following described property:

a)	15,278 shares of the common stock of Xeline (Keyin Telecom);

b)	45,000 shares of the common stock of Biomax;

c)	285,714 shares of the common stock of MultiMedia SOC;

d)	30% from the TeleVideo Ningbo China equity, equivalent to 30% of the outstanding shares of TeleVideo Ningbo China;

e)	any and all intellectual property of TeleVideo, including but not limited to patents, hardware and software engineering documents;

f)	any and all trademarks, trade names and intangible assets of TeleVideo.

        Under this line of credit, which bears interest at 8% per annum, payable monthly, TeleVideo received $200,000 in February, $300,000 in June, $500,000 in July, $500,000 in September, $500,000 in December 2001, $500,000 in April 2002 and $500,000 in October 2002. In November 2001 TeleVideo paid back approximately $500,000 from this loan by giving in exchange its interest in Alpha Technology and the proceeds from the Koram investment. As of December 1, 2002, the outstanding balance for this line of credit was approximately $2,517,000. TeleVideo expects to receive an additional $500,000 during the month of December 2002.

        In June 2002 Gem Management agreed to lower the interest rate for its note with TeleVideo and, consequently, beginning with June 1, 2002, the interest rate for this note will be equal to the prime rate published by The Wall Street Journal on the first working day of the month plus 1%. Currently, the interest rate for the note is 5.75%.

Other Transactions

Sale and Leaseback of Headquarters

        In December 1998, TeleVideo sold its main facility (land and building) to an unaffiliated entity for approximately $11 million and concurrently leased back the facility for a 15-year term that expires in December 2013. The land component of the transaction was recorded as an operating leaseback and the building element of the transaction was accounted for as a capital lease, whereby the leased building asset and the capital lease obligation were recorded at a fair market value of approximately $6.27 million. As a result of the sale (which included a $2.75 million note receivable), a deferred gain of approximately $8 million was recorded. The deferred gain attributable to the land element is approximately $3.44 million and is being amortized over the life of the 15 year lease on a straight line method. The deferred gain attributable to the building element was approximately $4.56 million and is being amortized over the life of the leased building asset, which has been determined to be 15 years, on a straight line method.

        The $2.75 million note receivable bears interest at 7.25% per annum. The principal and accrued interest is payable in equal monthly installments of $21,735 and is due on the first day of each month, commencing on January 1, 1999. Any unpaid principal and all accrued interest is due and payable to TeleVideo no later than December 1, 2013.

Sub-lease of Headquarters

        In December 2000, TeleVideo subleased space in its main facility to an unaffiliated entity for a three year term beginning January 2001. The rent payable to TeleVideo for the subleased space is approximately $81,000 per month. Under the lease agreement, the sublessee is required to maintain a standby letter of credit in TeleVideo’s favor in the amount of $500,000. The letter of credit was to have an initial term of one year beginning January 2001 and is to be automatically renewed each year until the expiration of the sublease agreement or January 10, 2004. The sublease does not include any of TeleVideo’s manufacturing facilities.

Acquisitions and Divestitures- Equity Method

        K&T Telecom, Inc.

        In July 2000, TeleVideo purchased an aggregate of 9,608 shares of common stock, or a 49% ownership interest, in K&T Telecom, Inc. for $600,000 in cash. K&T Telecom, Inc., a privately held Korean corporation, is a manufacturer of telecommunication and electronics devices, including a hands-free accessory and collision sensors. The investment is accounted for on the equity method of accounting.

        The financial statements sent to the Company by K&T Telecom reports no sales for the first nine months of the year 2002 and an accumulated net loss from the start of the business of approximately $0.2 million.

        Total assets were in amount of approximately $0.9 million and total liabilities were of approximately $0.5 million at September 30, 2002, resulting total stockholders’ equity in amount of approximately $0.4 million. Considering that Televideo interest in this company is 49%, the fair market value of this investment was estimated at approximately $0.2 million at the end of fiscal 2002. TeleVideo is currently considering the possibility of withdrawing from this joint venture.

        Ningbo China

        In October 2000, TeleVideo acquired a 10% ownership interest in Televideo (China) Co., Ltd. (“Ningbo”), a manufacturer of computer terminals and monitors, through a $1 million investment. In December 2000, TeleVideo acquired an additional 20% ownership interest in Ningbo for $2 million. In that same month, TeleVideo changed its method of accounting for this investment to the equity method.

        Under the terms of the investment, TeleVideo would provide certain technology and professional training on its terminal products, including technology relating to the processor used for TeleClient, in exchange for $2.5 million payable over a two year term as follows: $1.2 million was to be received in December 2000 and the remaining $1.3 million was payable in two installments of $650,000 in June 2001 and June 2002.

        To date, TeleVideo has received only $1.42 million of the $2.5 million due from Ningbo. At one point, TeleVideo did agree to reschedule Ningbo’s payments for the remaining $1,080,000; however, to date, Ningbo has failed to make any of the new payments. The unpaid balance has since been expensed as government and transfer fees.

        In the third quarter of fiscal 2001, the capital of Ningbo decreased from $10 million to approximately $5 million due to the departure of two investors from the venture. Thereafter, the Chinese government requested that Ningbo change its initial agreement with TeleVideo to allow the payments made by Ningbo to TeleVideo to be recorded as a withdrawal of TeleVideo’s investment instead of payments for technology and training provided by TeleVideo. TeleVideo agreed with this change, and consequently, TeleVideo has reduced the carrying value of this investment on its financial statements from $3.0 million to $1.7 million.

        The financial statements sent to the Company by Ningbo reports sales of approximately $0.1 million and a net loss of approximately $0.2 million for the period January to September 2002. The accumulated net loss from the start of the business is approximately $0.7 million.

        The total assets at September 30, 2002 were approximately $2.5 million, including technology and training prepaid to TeleVideo in amount of approximately $1.2 million. Total liabilities were in amount of $0.1 million, resulting total stockholders’ equity of approximately $2.4 million. Deducting the prepayment to TeleVideo, recorded as asset, the remaining total stockholders’ equity is approximately $1.2 million, and, considering that the Company’s interest increased to 60% after two investors had withdrawn, the fair market value of this investments was estimated to approximately $0.7 million at the end of fiscal 2002.

        In November 2002, TeleVideo learned that certain persons involved with Ningbo had stolen and/or embezzled funds from that company. TeleVideo has undertaken efforts, including retaining investigators and attorneys, to seek the recovery of any portion of its investment. Currently, TeleVideo has no reasonable estimate of the amount of funds it may be possible to recover, and the carrying value of this investment on the financial statements may have to be adjusted once again.

Acquisitions and Divestitures- Cost Method

        mySimon, Inc.

        In September 1998, TeleVideo invested $1 million in the online comparison shopping Internet company, mySimon, Inc. On February 29, 2000, CNET Networks, Inc. (“CNET”) completed the acquisition of mySimon, Inc. As a result of this acquisition, TeleVideo received 375,108 shares of common stock of CNET in exchange for 100% of its interest in mySimon, Inc.

In order to record the new CNET common stock position, the cost method used to book the original investment in mySimon, Inc. was changed to market value method in accordance with SFAS 115.

        During fiscal years 2000 and 2001, TeleVideo recognized gains of $10.1 million and $300,000 from sales of its shares of CNET common stock. As of December 9, 2002 TeleVideo owned approximately 32,500 shares of CNET common stock and the market value was approximately $2.25 per share.

        Biomax Co, Ltd.

        On May 12, 2000, TeleVideo purchased an aggregate of 45,000 ordinary shares or a 15% ownership interest in Biomax Co., Ltd. (“Biomax”) for approximately $917,431. Biomax, a privately held Korean corporation, is a startup company engaged in developing an herbal product to help lower cholesterol levels in humans. Its existing technology was developed by and obtained from the Korean Research Institute of Bioscience and Biotechnology. The investment is accounted for on the cost method of accounting.

        Under the terms of TeleVideo’s investment in Biomax, TeleVideo is entitled to nominate one director to the Biomax board of directors. Dr. K. Philip Hwang, TeleVideo’s chairman of the board and chief executive officer, was nominated and elected to the Biomax board.

        TeleVideo also has the right to participate in future sales of Biomax securities to maintain its percentage interest in Biomax. Similarly, in the event TeleVideo wants to sell all or a portion of its shares, it has to give Biomax and Biomax’s president, who is also its controlling stockholder, a right of first refusal to purchase such shares. The controlling stockholder in turn must obtain TeleVideo’s prior written consent in order to sell over 10% of Biomax.

        Biomax agreed to discuss with TeleVideo certain specified events and transactions that could materially impact Biomax’s business, capital structure, and financial condition. The agreement further prohibits Biomax from sharing its technology with third parties or assisting with research and development efforts of third parties without the prior written consent of TeleVideo, other than in the normal course of business, and further prohibits the controlling stockholder from engaging in businesses that could compete with Biomax. The restrictions and promises in the agreement will terminate at such time as TeleVideo has sold at least 70% of the shares it acquired under the agreement.

        The financial statements received from Biomax reports no sales and a net loss of approximately $0.4 million for the first nine months of the year 2002. The accumulated net loss from the start of the business is in amount of approximately $0.9 million.

        Total assets were in amount of approximately $1.0 million and total liabilities were of approximately $0.3 million at September 30, 2002, resulting total stockholders’ equity in amount of approximately $0.7 million. Considering that Televideo interest in this company is 15%, the fair market value of this investment was estimated at approximately $0.1 million at the end of fiscal 2002.

        Xeline (Keyin) Telecom Co. Ltd.

        On May 12, 2000, TeleVideo purchased an aggregate of 15,278 ordinary shares or a 5.75% ownership interest in Xeline (Keyin) Telecom Co. Ltd. (“Xeline”) for $2,522,972. Xeline, a private corporation located in Seoul, Korea, is engaged in the development of power line technology for electricity transportation. The investment is accounted for on the cost method of accounting.

        Under the terms of its investment in Xeline, TeleVideo has the right to participate in future sales of Xeline securities to maintain its percentage interest in Xeline. In the event TeleVideo wants to sell all or a portion of its shares, it has given Xeline and its controlling shareholder, who is also Xeline’s president and chief executive officer, a right of first refusal to purchase such shares.

        Xeline also agreed to keep TeleVideo expressly advised regarding certain specified events and transactions that could materially impact Xeline’s business, capital structure and financial condition. Xeline has agreed that it will not transfer its power line communications (PLC) technology to a third party without the prior written consent of TeleVideo, except in the context of a strategic technology transfer agreement approved by the Xeline board. The restrictions and promises in the agreement will terminate at such time as TeleVideo has sold at least 70% of the shares it acquired under the agreement.

        The investment agreement also contemplates TeleVideo’s participation in a strategic alliance with Xeline wherein TeleVideo would support Xeline in its overseas marketing and sales activities relating to Xeline’s PLC technology. In addition, TeleVideo and Xeline will cooperate to incorporate Xeline’s PLC technology into TeleVideo’s computer products, including the Tele Client series. The parties contemplated entering into a separate sales and marketing agreement to more fully document the terms and conditions of the strategic relationship.

        The financial statements sent to the Company by Xeline reports sales of approximately $0.2 million and a net loss of approximately $0.2 million for the first six months of the year 2002. The accumulated net loss from the start of the business is of approximately $3.3 million.

        Total assets were in amount of approximately $7.5 million and total liabilities were of approximately $4.0 million at June 30, 2002, resulting total stockholders’ equity in amount of approximately $3.5 million. Considering that Televideo interest in this company is 5.75%, the fair market value of this investment was estimated at approximately $0.2 million at the end of fiscal 2002.

     MultiMedia SOC, Inc. (formerly referred to as Synertek, Inc.)

        In June 2000, the Company purchased for $1,000,000 in cash an aggregate of 285,714 shares of common stock of MultiMedia SOC, Inc., a Nevada corporation, representing an 8% interest in this company. MultiMedia SOC, Inc. manufactures and sells handheld digital multimedia and communications appliances.

        The financial statements sent to the Company by MultiMedia SOC, Inc. report sales of approximately $35,000 and a net loss of approximately $0.6 million for the period January to September 2002. The accumulated net loss recorded from the start of the business is approximately $1.7 million.

        Total assets were in amount of approximately $2.0 million at September 30, 2002. Total liabilities were approximately $0.1 million, resulting total stockholders’ equity in amount of approximately $1.9 million. Considering that TeleVideo’s interest in this company is 8%, the fair market value of this investment was estimated at approximately $0.2 million at the end of fiscal 2002.

INFORMATION CONCERNING HOMEBOUND

        Homebound Acquisition, Inc., a Delaware corporation, was organized by Dr. Hwang to enter into the merger agreement and to consummate the transactions described in this Information Statement. Homebound was incorporated in Delaware on August 29, 2002, and its only activities since inception have been related to its organization and financing, the negotiation, execution, and performance of the merger agreement, and the transactions contemplated thereby and related activities. Homebound does not own or lease any material physical property and is not involved in any material litigation. Homebound maintains its principal executive offices at 555 East Washington Avenue, Sunnyvale, California 94086. Its main telephone number is (650) 996-5554.

        Dr. Hwang is the sole director of Homebound and the Hwang Affiliates are its sole stockholders.

        During the last five years neither Homebound nor any executive officer or director thereof nor any person controlling TeleVideo has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

INFORMATION CONCERNING DR. HWANG

        Dr. Hwang founded TeleVideo in 1975 after holding senior engineering and management positions with General Instruments, NCR, Burroughs, and the Ford Motor Company. With over 25 years of high technology experience, Dr. Hwang is responsible for the overall direction and performance of TeleVideo, and oversees product research and development, marketing, sales, investor relations and finance. Dr. Hwang holds BS and MS degrees in Electrical Engineering from Utah State and Wayne State Universities as well an honorary doctorate degree from Utah State University. Dr Hwang was appointed by former President Bush Sr.’s administration to a membership on the High Resolution Information Systems Advisory Board where he continues to hold membership today. Dr. Hwang is a citizen of the United States of America.

        Dr. K. Philip Hwang has been chairman of the board and chief executive officer of TeleVideo since October 1976. From August 1990 to April 1991, he served as the acting chief financial officer, a position he again assumed in 1998 and from May 2000 to the present. As the beneficial owner of 63% of the outstanding shares of TeleVideo common stock, Dr. Hwang is TeleVideo’s majority stockholder.

        On August 29, 2002, Dr. Hwang organized Homebound Acquisition, Inc. to enter into the merger agreement and to consummate the transactions described in this Information Statement. Dr. Hwang is the sole director of Homebound, and the Hwang Affiliates are its sole stockholders.

        Dr. Hwang’s principal place of business is 2345 Harris Way, San Jose, CA 95131. His main telephone number is (408) 954-8333.

        During the last five years neither Dr. Hwang nor the Hwang Affiliates has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

OTHER MATTERS

Independent Auditors

        The consolidated financial statements of TeleVideo as of July 31, 2002 and 2001 and for each of the five years in the period ended October 31, 2001 incorporated in this Information Statement have been so incorporated in reliance on the reports of Choi, Cho & Ahn Accountancy Corporation and Grant Thorton LLP, independent accountants.

Available Information

        TeleVideo files annual, quarterly, and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that TeleVideo files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. TeleVideo’s public filings are also available to the public from commercial document retrieval services and on the Internet site maintained by the SEC at http://www.sec.gov/.

        The SEC allows TeleVideo to “incorporate by reference” information into this document, which means that TeleVideo may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that TeleVideo has previously filed with the SEC. These documents contain important business information about TeleVideo and its financial condition. Documents incorporated by reference are available from TeleVideo without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document.

        Stockholders of TeleVideo may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

TeleVideo, Inc.
Attn: Corporate Secretary
2345 Harris Way
San Jose, CA 95131

        TeleVideo, Homebound, and Dr. Hwang have filed a Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. The Transaction Statement on Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

        This document is dated February 14, 2002. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary.

Incorporation of Certain Documents by Reference

        The following documents previously filed with the SEC by TeleVideo are incorporated by reference in this Information Statement:

        (i)          TeleVideo’s Proxy Statement dated April 16, 2002;

        (ii)          TeleVideo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002; and

        (iii)          TeleVideo’s Current Report on Form 8-K dated October 15, 2002.

        Any statements contained in a document incorporated by reference herein or contained in this Information Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ANNEX A

Section 262 of the Delaware General Corporation Law

TITLE 8

Corporations

CHAPTER 1.     GENERAL CORPORATION LAW

        § 262. Appraisal rights.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

                (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

                (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

                (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3,

4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX B

Agreement and Plan of Merger and Reorganization

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND BETWEEN
TELEVIDEO, INC.
AND
HOMEBOUND ACQUISITION, INC.
NOVEMBER 26, 2002

-i-

(continued)

-ii-

(continued)

-iii-

EXHIBITS

Exhibit A	—	Certificate of Merger
Exhibit B	—	Company Disclosure Schedule
Exhibit C	—	Acquiror Disclosure Schedule
Exhibit D	—	Fairness Opinion of Sutter Securities

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                 This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of November 26, 2002, by and between TeleVideo, Inc., a Delaware corporation (“Company”), and Homebound Acquisition, Inc., a Delaware corporation (“Acquiror”).

RECITALS

                 A.     The respective Boards of Directors of Company and Acquiror have determined that it would be advisable and in the best interests of the securityholders of their respective companies that Acquiror acquire Company, by means of a statutory merger of Acquiror with and into Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger and the transactions contemplated by this Agreement.

                 B.     Pursuant to the Merger, among other things, and on the terms set forth in this Agreement, the issued and outstanding shares of common stock of Company, par value $0.01 per share (“Company Common Stock”), shall be converted into the right to receive up to $0.0675 per share in cash, without interest, as calculated in the manner set forth herein.

                 C.     Company and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

                 NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

                 1.1     The Merger. At the Effective Time (as such term is defined in Section 1.2), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Acquiror shall be merged with and into Company, the separate corporate existence of Acquiror shall cease and Company shall continue as the surviving corporation. Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

                 1.2     Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Clifford Chance U.S. LLP, 3000 El Camino Real, Five Palo Alto Square, Palo Alto, California 94306, or at such other location as the parties hereto agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article VI, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”).

                 1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Acquiror shall become debts, liabilities and duties of the Surviving Corporation.

                 1.4     Certificate of Incorporation; Bylaws.

                        (a)     At the Effective Time, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation attached to the Certificate of Merger, and, as so amended and restated, the Certificate of Incorporation of Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                        (b)     At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                 1.5     Directors and Officers. At the Effective Time, the directors and officers of Acquiror, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal, as the case may be.

                 1.6     Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Acquiror, Company or any of their respective securityholders:

                                 (i)            Company Common Stock. At the Effective Time, each of the 11,309,772 shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any (a) Dissenting Shares (as defined below) and (b) shares of Company Common Stock to be converted pursuant to clause (iv) of this Section 1.6) shall by virtue of the Merger and without any action by the holder thereof, be deemed canceled and converted into the right to receive cash, without interest, in an amount equal to $0.0675 (the “Merger Consideration”).

                                 (ii)          Common Stock of Acquiror. At the Effective Time, each share of common stock of Acquiror, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and each stock certificate of Acquiror that immediately prior to the Effective Time evidenced ownership of any shares of common stock of Acquiror shall evidence ownership of the same number of shares of common stock of the Surviving Corporation.

                                 (iii)       Cancellation of Company Common Stock Owned by Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

                                 (iv)          Common Stock Owned by Dr. Hwang and His Affiliates. At the Effective Time, each share of Company Common Stock beneficially owned by Dr. Hwang and by Gemma Hwang, the Kyupin Philip and C. Gemma Hwang Foundation and the Hwang Family Trust immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and each stock certificate that immediately prior to the Effective Time evidenced ownership of shares of Company Common Stock shall evidence ownership of the same number of shares of the common stock of the Surviving Corporation.

                                 (v)            Adjustments to Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, reclassification, combination, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time, then the Merger Consideration shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

                                 (vi)          Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time and (ii) held by stockholders who have not voted such shares in favor of the Merger or consented thereto in writing and who have perfected their appraisal rights as provided for in Section 262 of Delaware Law (“Dissenting Shares”), shall not be converted into the right to receive a portion of the Merger Consideration as set forth in Section 1.6, unless and until the holder of such shares shall have withdrawn or lost such holder’s right to appraisal and payment under Delaware Law. If any such holder shall have failed to perfect, effectively withdrawn, or lost such right, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into, at the Effective Time, the right to receive such holder’s pro rata portion of the Merger Consideration as set forth in Section 1.6.

                 1.7     Surrender of Certificates.

                        (a)     Exchange Agent. Company’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

                        (b)     Acquiror to Provide Cash. Prior to the Effective Time, Acquiror shall make available to the Exchange Agent the aggregate Merger Consideration described in Section 1.6(i) for exchange in accordance with this Article I.

                        (c)     Exchange Procedures. Within ten business days following the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the “Certificate” or “Certificates”): (i) a form of letter of transmittal (the “Letter of Transmittal”) and (ii) instructions for use of the Letter of Transmittal in effecting the surrender of the Certificates in exchange for such holder’s pro rata portion of the Merger Consideration. The Letter of Transmittal shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with a properly completed and duly executed Letter of Transmittal, (i) the holder of record of such Certificate shall be entitled to receive a check in the amount equal to such holder’s pro rata portion of the Merger Consideration as determined pursuant to Section 1.6(i) hereof in respect of such Certificate and (ii) such Certificate shall be canceled. Until so surrendered, each Certificate shall be deemed from and after the Effective Time to represent only the right to receive such holder’s pro rata portion of the Merger Consideration contemplated by Section 1.6. Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of a Certificate pursuant to the provisions of this Article I.

                        (d)     No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person (as such term is defined in Section 8.3) for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the pro rata portion of the Merger Consideration contemplated by Section 1.6 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as such term is defined in Section 2.3)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

                 1.8     No Further Ownership Rights in Company Common Stock. The Merger Consideration issued or issuable following the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

                 1.9     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such holder’s pro rata portion of the Merger Consideration as may be required pursuant to Section 1.6 in respect of such Certificate; provided, however, that Acquiror or the Surviving Corporation, as the case may be, in its discretion and as a condition precedent to the delivery thereof, require the record holder of such Certificate to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, the Exchange Agent or any of their respective representatives or agents with respect to such Certificate.

                 1.10     Withholding Rights. Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Common Stock or any Certificates, such amounts as Acquiror or the Surviving Corporation are required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

                 1.11     Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) held by the Exchange Agent that has not been delivered to the holders of Certificates pursuant to this Article I within six months after the Effective Time shall promptly be paid to the Surviving Corporation, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.7(c) shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for its claim for such holder’s pro rata portion of the Merger Consideration only as a general creditor thereof.

                 1.12     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

                 In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity means any effect that is materially adverse in relation to the near-term or long-term condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge.

                 Subject to the exceptions set forth in the disclosure schedule of Company attached hereto as Exhibit B (the “Company Disclosure Schedule”), Company represents and warrants to Acquiror as follows:

                 2.1     Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, could reasonably be expected to have a Material Adverse Effect on Company. Company has delivered to Acquiror a true, correct and complete copy of the Certificate of Incorporation and Bylaws of Company, in each case as amended to date. Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                 2.2     Capital Structure.  The authorized capital stock of Company consists of 20,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share, of which there are issued and outstanding as of the close of business on November 25, 2002, 11,309,772 shares of common stock and no shares of preferred stock. There are 120,000 shares of Company Common Stock held in treasury. There are no other issued and outstanding shares of capital stock or voting securities of Company and no outstanding commitments to issue any shares of capital stock or voting securities of Company, other than pursuant to the exercise of options outstanding as of such date under Company’s 1991 Incentive Stock Option Plan (the “Company Stock Plan”). All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens, charges, claims, encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. Company has reserved sufficient shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Stock Plan and 321,999 shares are subject to outstanding, unexercised options. Between November 1, 2002 and the date hereof, Company has not issued or granted options under the Company Stock Plan. Except for (i) the rights created pursuant to this Agreement and the Company Stock Plan and (ii) Company’s right to repurchase any unvested shares under the Company Stock Plan, there are no options, warrants, calls, rights, contracts, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock and/or options of Company or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of any capital stock of Company (i) between or among Company and any of its securityholders, other than written contracts granting Company the right to purchase unvested shares upon termination of employment or service, and (ii) to Company’s knowledge, between or among any of Company’s securityholders. None of the Company Stock Plan or any agreement, contract, commitment or instrument of any character to which Company is a party to or by which Company is bound relating to any options to purchase capital stock of Company or relating to any unvested shares of capital stock of Company that requires or otherwise provides for any accelerated vesting or exercisability of any shares of capital stock and/or options of Company in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with Company or with the Surviving Corporation following the Merger or otherwise. True, correct and complete copies of all agreements and instruments relating to or issued under the Company Stock Plan have been provided to Acquiror and such agreements and instruments have not been amended, modified or supplemented since being provided to Acquiror, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those provided to Acquiror. All issued and outstanding shares of Company Common Stock and all options were issued in compliance with all applicable federal and state securities laws.

                 2.3     Authority; Noncontravention. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the approval of Company’s stockholders. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of a material lien on any of the material properties or assets of Company or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other comparable governing documents of Company, as amended to date, or (B) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (each of the foregoing, a “Governmental Entity”) is required by or with respect to Company in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing of the Information Statement with the Securities and Exchange Commission (the “SEC”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) the filing of a Schedule 13E-3 with the SEC, (v) the filing of a Current Report on Form 8-K with the SEC relating to the execution of this Agreement and the transactions contemplated hereby, and (vi) such other consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and would prevent or materially alter or delay any of the transactions contemplated by this Agreement.

                 2.4     SEC Documents; Financial Statements.  Company has made available to Acquiror a true, correct and complete copy of each prospectus, schedule, form, statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other documents filed with the SEC by Company (collectively, the “Company SEC Documents”) since October 31, 1999, and, prior to the Closing, Company will have furnished to Acquiror a true, correct and complete copy of any additional Company SEC Documents filed with the SEC on or after the date hereof but prior to the Closing. Company has timely filed all prospectuses, schedules, forms, statements, reports, registration statements, definitive proxy statements and other documents required to be filed by it with the SEC and the Nasdaq Stock Market since October 31, 1999. In addition, Company has made available to Acquiror a true, correct and complete copy of each exhibit to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Acquiror a true, correct and complete copy of each exhibit to any additional Company SEC Documents filed on or after the date hereof. All documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of their respective filing dates, or any press releases or other public statement issued or made by Company (with any statement pertaining to Company made by an officer of Company being deemed for purposes of this Section 2.4 to have been made by Company) since October 31, 1999 as of their respective dates of issuance, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company, including the notes thereto, included in the Company SEC Documents (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Company Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and consistent with each other (except as may otherwise be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act), and (iii) present fairly the consolidated financial condition and results of operations and cash flows of Company as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material). Company maintains, and will continue to maintain, an adequate system of internal controls established and administered in accordance with GAAP.

                 2.5     Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of Company, threatened against Company or any of its assets or properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate with any such other actions, suits, proceedings, claims, arbitrations and investigations, could reasonably be expected to have a Material Adverse Effect on Company. There is no judgment, decree or order against Company, any of its assets or properties or, to the knowledge of Company, any of its directors or officers (in their capacities as such), that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate with any such other judgments, decrees and orders, could reasonably be expected to have a Material Adverse Effect on Company. Company has no action, suit, proceeding, claim or arbitration against any other party pending before any Governmental Entity.

                 2.6     Taxes. Company has properly completed and timely filed all tax returns required to be filed by it and has paid all taxes shown thereon to be due.

                 2.7     Brokers’ and Finders’ Fees. Except for payment obligations to Sutter Securities Incorporated, as set forth in the engagement letter dated as of October 15, 2002, a true, correct and complete copy of which has been provided to Acquiror prior to the date hereof, Company has not, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                 2.8     Information Statement. The information supplied by Company for inclusion in the information statement/going-private transaction statement to be sent to the stockholders of Company in connection with the Merger (such information statement, as amended or supplemented from time to time, the “Information Statement”) will not, on the date the Information Statement is first delivered to Company’s stockholders contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Acquiror specifically for inclusion or incorporation by reference therein, or which may be deemed to be incorporated by reference therein. If at any time prior to the Effective Time any event or information shall be discovered by Company which should be set forth in a supplement to the Information Statement, Company will promptly inform Acquiror.

                 2.9     Opinion of Financial Advisor. The special independent committee of the Board of Directors of Company has been advised in writing by its financial advisor, Sutter Securities Incorporated, that in such advisor’s opinion, as of the date hereof, the Merger Consideration to be received by the stockholders of Company is fair, from a financial point of view, to the stockholders of Company. A true, correct and complete copy of such opinion has been provided to Acquiror prior to the date hereof.

                 2.10     Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of Company’s capital stock necessary to adopt this Agreement and to approve the Merger, and no vote of the holders of any class or series of Company’s capital stock or other securities is required in connection with the consummation by Company of any of the transactions contemplated by this Agreement.

                 2.11     Special Independent Committee; Board Approval.  The special independent committee of the Board of Directors of Company, comprised of Dr. Larson and Mr. Kim, and the Board of Directors of Company by resolutions duly adopted (and not thereafter modified or rescinded) each by unanimous vote at meetings duly called and held, have (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Company and are on terms that are fair to such stockholders, and (iii) directed that the adoption of this Agreement and approval of the Merger be submitted to Company stockholders for consideration and (iv) recommended that all of the stockholders of Company adopt this Agreement and approve the Merger.

                 2.12     State Takeover Statutes.  The Board of Directors of Company has taken all actions necessary to ensure that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in such Section 203) be inapplicable to the execution, delivery and performance of this Agreement and the consummation of the Merger and any of the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar state takeover statute or regulation is applicable to this Agreement or any of the transactions contemplated by this Agreement.

                 2.13     Representations Complete.  None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Subject to the exceptions, if any, set forth in the disclosure schedule of Acquiror attached hereto as Exhibit C (the “Acquiror Disclosure Schedule”), Acquiror represents and warrants to Company as follows:

                 3.1     Organization, Standing and Power.  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the corporate power to own its properties and to conduct its business as now being conducted and as proposed to be conducted by it and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, could reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                 3.2     Capital Structure. The authorized capital stock of Acquiror consists of 7,500,000 shares of common stock, par value $0.01 per share.

                 3.3     Authority; Noncontravention.  Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes the valid and binding obligations of Acquiror.

                 3.4     Litigation. There is no litigation pending against Acquiror nor, to the knowledge of Acquiror, is there litigation threatened against Acquiror that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Acquiror, or, to the knowledge of Acquiror, any of its directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement.

                 3.5     Broker’s and Finders’ Fees. Except for the fees of Thought Storm, Inc., whose fees will be paid by Acquiror, Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                 3.6     Information Statement. The information supplied by Acquiror for inclusion in the Information Statement will not, on the date the Information Statement is first mailed to Company’s stockholders, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror which should be set forth in a supplement to the Information Statement, Acquiror will promptly inform Company. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by Company or any third party which is contained in the Information Statement.

                 3.7     Board Approval.  The Board of Directors of Acquiror has (i) approved this Agreement and the Merger and (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Acquiror and are on terms that are fair to such stockholders.

                 3.8     Representations Complete. None of the representations or warranties made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or in any certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

                 4.1     Conduct of Business of Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time:

                                 (i)            Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror);

                                 (ii)          Company shall (A) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes, (B) pay or perform its other obligations when due, and (C) use its reasonable best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time;

                                 (iii)   Company shall promptly notify Acquiror of any material change, occurrence or event not in the ordinary course of its business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on Company or which is reasonably likely to cause any of the conditions to closing set forth in Article VI not to be satisfied; and

                                 (iv)   Company shall use its reasonable best efforts to assure that each of its contracts entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

                 4.2          Restrictions on Conduct of Business of Company.       Without limiting the generality or effect of the foregoing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, Company shall not do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror):

                                 (i)     Charter Documents. Cause or permit any amendments to its Certificate of Incorporation, as amended and restated, or Bylaws or comparable governing documents;

                                 (ii)    Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

                                 (iii)   Material Contracts. Enter into any contract or commitment involving payments by it in excess of $10,000 individually or $30,000 in the aggregate or which are otherwise material to it (excluding sales of products or purchases of supplies in the ordinary course of business consistent with past practice), or violate, amend or otherwise modify or waive any of the terms of any of its material contracts;

                                 (iv)   Issuance of Securities. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other contracts, agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights outstanding on the date hereof;

                                 (v)    Intellectual Property. Transfer or license to any Person any rights to any of Company’s intellectual property other than the license of non-exclusive rights to its intellectual property in the ordinary course of business consistent with past practice;

                                 (vi)   Exclusive Rights. Enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                                 (vii)   Dispositions. Other than sales of products in the ordinary course of business consistent with its past practice, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to Company’s business, taken as a whole;

                                 (viii)  Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                                 (ix)   Leases. Enter into any operating lease in excess of $10,000;

                                 (x)    Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $30,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

                                 (xi)   Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, except in the ordinary course of business and consistent with past practice, that exceed $10,000 individually or $30,000 in the aggregate;

                                 (xii)   Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                                 (xiii)  Termination or Waiver. Terminate or waive any right of substantial value;

                                 (xiv)  Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code, or hire any new officer-level or other management-level employee, pay any special bonus or special remuneration to any employee or non-employee director or increase the salaries or wage rates of its employees, or add any new non-employee members to its board of directors;

                                 (xv)   Labor Agreements. Enter into any employment contract or, unless required by applicable law, any collective bargaining agreement;

                                 (xvi)  Severance Arrangements. Grant any severance or termination pay to any Person;

                                 (xvii) Lawsuits. Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (C) for a breach of this Agreement;

                                 (xviii) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any Person;

                                 (xix)  Taxes. Make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

                                 (xx)   Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                                 (xxi)  Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; and

                                 (xxii)  Other. Take or agree in writing or otherwise to take, any of the actions described in Section 4.2(i) through Section 4.2(xxii), or any action that could reasonably be expected to make any of Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent Company from performing or cause Company not to perform one or more covenant required hereunder to be performed by Company.

                 4.3          Notification of Takeover Proposals.

                        (a)          Company shall immediately notify Acquiror after receipt by Company (or, to Company’s knowledge, by any of the Company Representatives (as defined below)) of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal (as defined below), or any other notice that any Person is considering making a Takeover Proposal, or any request for nonpublic information relating to Company or for access to any of the properties, books or records of Company by any Person or Persons other than Acquiror (which notice shall identify the Person or Persons making, or considering making, such inquiry, expression of interest, proposal or offer) and shall keep Acquiror fully informed of the status and details of any such inquiry, expression of interest, proposal, offer, notice or request and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal, offer, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of Company) of any meeting of the Board of Directors of Company (or any committee thereof) at which the Board of Directors of Company (or any committee thereof) is reasonably expected to consider any Takeover Proposal.

                        (b)          For purposes of this Agreement, the term “Company Representatives” shall mean, collectively, Company and its officers, directors, employees, agents, advisors (including any investment bankers, attorneys and accountants) and other representatives (including the Board of Directors of Company, and each committee of the Board of Directors of Company) of Company.

                        (c)          For purposes of this Agreement, the term “Takeover Proposal” shall mean (i) any agreement, offer or proposal for, or any indication of interest in, (A) any merger, reorganization, share exchange, consolidation or other business combination involving Company, (B) any tender offer or exchange offer that, upon completion, would result in any Person (including any “person” within the meaning of Section 13(d) of the Exchange Act) having beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of 15% or more of the issued and outstanding shares of any class of capital stock of Company, (C) any acquisition by any Person (including any “person” within the meaning of Section 13(d) of the Exchange Act) of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of 15% or more of the issued and outstanding shares of any class of capital stock of Company in any single transaction or a series of related transactions, or (D) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of Company in any single transaction or a series of related transactions, or (ii) any public announcement of a proposal, plan or intention to enter into any such agreement, make any such offer or proposal or express any such indication of interest; provided, however, that the term “Takeover Proposal” shall not include this Agreement or any other agreement provided for herein or ancillary hereto, or any offer, proposal or indication of interest made or expressed by or on behalf of Acquiror. Any material change in the terms or conditions of any Takeover Proposal shall be deemed to result in a new Takeover Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

                 5.1          Information Statement; Schedule 13E-3.

                        (a)          As soon as practicable after the execution of this Agreement, Company and Acquiror shall jointly prepare, and Company shall file with the SEC, the Information Statement and a Schedule 13E-3 and cause the Information Statement to be delivered to the stockholders of the Company.

                        (b)          Each of Acquiror and Company shall use its respective reasonable best efforts to cause the Information Statement and the Schedule 13E-3 to comply with all applicable requirements of federal and state securities laws. Each of Acquiror and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement and the Schedule 13E-3, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement and the Schedule 13E-3.

                        (c)          Each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Information Statement or the Schedule 13E-3 or any other filing or for additional information and shall provide the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Information Statement or the Schedule 13E-3 or other filing.

                        (d)          Company shall promptly advise Acquiror, and Acquiror shall promptly advise Company, in writing, if at any time prior to the Effective Time either Company or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement or the Schedule 13E-3, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law, and Company and Acquiror shall cooperate in filing any such amendment or supplement with the SEC or its staff and/or any other government officials and/or delivering any such amendment or supplement to Company’s stockholders.

                 5.2          Submission of Merger Agreement to Stockholder Vote. This Agreement shall be submitted for approval to the stockholders of Company whether or not the Board of Directors determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that the stockholders reject it.

                 5.3          Access to Information.

                        (a)          During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) Company shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours to (A) all of Company’s properties, books, contracts, commitments and records and (B) all other information concerning the business, properties and personnel of Company as Acquiror may reasonably request, and (ii) Company shall provide to Acquiror and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

                        (b)          Subject to compliance with applicable law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, Company shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of Company and the general status of the ongoing operations of Company.

                        (c)          No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

                        (d)          Company shall afford Acquiror and its accountants, counsel and other representatives reasonable access, during Company’s normal business hours during the period prior to the earlier of the termination of this Agreement and the Effective Time, to all of Company’s tax returns and all other records and workpapers relating to taxes and shall provide the following information to Acquiror and its representatives promptly upon any request therefor: (i) a true, correct and complete list of the types of tax returns being filed by Company in each tax jurisdiction, including the year of the commencement of the filing of each such type of tax return and all closed years with respect to each such type of tax return filed in each tax jurisdiction, (ii) a true, correct and complete list of all material tax elections filed in each tax jurisdiction by Company, (iii) a schedule of any deferred intercompany gains with respect to transactions to which Company has been a party, and (iv) receipts for any taxes paid to foreign tax authorities.

                 5.4          Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the transactions contemplated hereby, and neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), including any press release or public statement or disclosure required by law, by judicial process or by obligations pursuant to any listing agreement with any national securities exchange. If compliance with both of the preceding provisions of this Section 5.4 and such law, judicial process or listing agreement is impractical, the party proposing to issue such press release or make such public statement or disclosure shall use its reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

                 5.5          Consents; Cooperation.

                        (a)          Each of Acquiror and Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

                        (b)          As soon as practicable after the date hereof, Company shall use its reasonable best efforts to obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals under each contract listed or described on Schedule 5.5(b) of the Company Disclosure Schedule, each such contract to be that which Company is a party in respect of which the failure to obtain a novation or consent to assignment in connection with the Merger or any other transaction contemplated by this Agreement, individually or in the aggregate, could reasonably be expected to materially and adversely affect Acquiror’s ability to operate the business of Company in the same manner as such business was operated by Company prior to the Effective Time, or required to be obtained in connection with the consummation of the transactions contemplated hereby for the assignment thereof or otherwise.

                 5.6          Legal Requirements. Each of Acquiror and Company shall (i) take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement, (ii) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (iii) take all reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                 5.7          Stock Options. The Company shall use its reasonable best efforts to ensure that there will be no options outstanding to purchase shares of the Company’s capital stock as of immediately prior to the Effective Time.

                 5.8          Indemnification. From and after the Effective Time, Acquiror shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to the indemnification provisions of Company’s Certificate of Incorporation and Bylaws; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limiting the generality or effect of the foregoing, in the event any person so indemnified (an “Indemnified Party”) is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring at or prior to the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent permitted by Delaware Law upon receipt of any undertaking contemplated by Section 145(e) of Delaware Law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law.

                 5.9          Stockholder Litigation. Company shall give Acquiror the opportunity to participate at its own expense in the defense of any stockholder litigation against Company or Company’s directors relating to any of the transactions contemplated by this Agreement or the Merger.

                 5.10          Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company and any applicable government authority under the Worker Adjustment and Retraining Notification Act of 1988, as amended, the National Labor Relations Act, as amended, the Code, COBRA and other applicable law in connection with the transactions contemplated by this Agreement.

                 5.11          Company Securities. Company shall use its reasonable best efforts to ensure that there shall be no outstanding securities, commitments or agreements of Company immediately prior to the Closing that purport to obligate Company to issue any shares of Company capital stock or options under any circumstances.

                 5.12          Reasonable Best Efforts and Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Without limiting the generality or effect of the foregoing, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party hereto shall its use reasonable best efforts to have such injunction or other order lifted. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

                 6.1          Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

                                 (i)       Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been approved, in each case by the requisite vote of the stockholders of Company under Delaware Law and the Certificate of Incorporation of Company.

                                 (ii)       No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                                 (iii)       Governmental Approvals. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or any other Person required to be obtained or made prior to the Effective Time in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, except for the filing of the Certificate of Merger pursuant to Section 1.2.

                 6.2          Additional Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Company (it being understood that each such condition is solely for the benefit of Company and may be waived in writing by Company in its sole discretion without notice, liability or obligation to any Person):

                                 (i)       Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date. Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

                                 (ii)       Receipt of Certificate of Acquiror. Company shall have received a certificate executed on behalf of Acquiror by an authorized officer of Acquiror certifying that the conditions set forth in Section 6.2(i) shall have been satisfied.

                 6.3          Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Acquiror (it being understood that each such condition is solely for the benefit of Acquiror and may be waived in writing by Acquiror in its sole discretion without notice, liability or obligation to any Person):

                                 (i)       Representations, Warranties and Covenants. The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date. Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

                                 (ii)       Receipt of Certificate of Company. Acquiror shall have received a certificate executed on behalf of Company by an authorized officer of Company certifying that the conditions set forth in Section 6.3(i) shall have been satisfied.

                                 (iii)       Third Party Consents. Acquiror shall have received evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under each contract listed on Schedule 5.5(b).

                                 (iv)       No Material Adverse Changes. There shall not have occurred after the date hereof any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect on Company.

                                 (v)       Opinion of Sutter Securities Incorporated. The opinion of Sutter Securities delivered to the Board of Directors of the Company, dated as of the date hereof, the form of which is attached hereto as Exhibit D, that the Merger and the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company shall be reaffirmed and re-issued as of the date of the mailing of the Information Statement.

                                 (vi)       Company Securities. There shall be no outstanding commitments or agreements of Company that purport to obligate Company to issue any shares of any of Company’s capital stock and/or options under any circumstances.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

                 7.1          Termination. This Agreement may be terminated and the Merger abandoned:

                                 (i)       by mutual written consent duly authorized by the respective Boards of Directors of Acquiror and Company;

                                 (ii)       by either Acquiror or Company, if (A) the Closing shall not have occurred on or before May 1, 2003, or any other date that Company and Acquiror may agree upon in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(ii)(A) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Outside Date, (B) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (C) the written consent of the stockholders was solicited for the adoption of this Agreement and the approval of the Merger, and this Agreement shall not have been adopted, and the Merger shall not have been approved, by the affirmative vote of the holders of the requisite number of shares of capital stock of Company;

                                 (iii)       by Acquiror, if (A) Company shall have breached any representation, warranty or covenant contained herein and (1) such breach shall not have been cured within ten Business Days (as defined in Section 8.3) after receipt by Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and (2) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.3(i) to be satisfied, (B) Company shall have breached Section 4.3, (C) the Board of Directors of Company shall have for any reason recommended or endorsed any Takeover Proposal, (D) the Board of Directors of Company shall have for any reason failed to reaffirm its recommendation of this Agreement and the Merger within ten Business Days after a written request to do so by Acquiror, (E) the Company or its Board of Directors shall have for any reason failed to recommend, in accordance with Exchange Act Rule 14e-2, the rejection of any Takeover Proposal that constitutes a tender offer within ten Business Days after the commencement of such tender offer, or (F) by January 1, 2003 the Company shall have for any reason failed to solicit the written consent of the stockholders of the Company to consider the adoption of this Agreement and approval of the Merger; and

                                 (iv)       by Company, if, prior to the mailing of the Information Statement, (a) the Board of Directors of Company shall receive a bona fide unsolicited written Takeover Proposal under circumstances not involving any breach of Section 4.3, (b) such Takeover Proposal is reasonably certain of being completed, (c) the Board of Directors of Company shall determine in good faith (after consultation with and based upon the advice of a qualified financial advisor and after considering all relevant facts and circumstances related to such Takeover Proposal, including the likelihood and timing of its consummation) that the transactions contemplated by such Takeover Proposal would be more favorable to Company’s stockholders (in their capacities as stockholders of Company) from a financial point of view than the Merger, and (d) the Board of Directors of Company shall determine in good faith, after consultation with and based upon the advice of outside legal counsel, that termination of this Agreement is necessary in order for the Board of Directors of Company to comply with its fiduciary duties to Company’s stockholders under applicable law.

                 7.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Acquiror or Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) this Section 7.2 (Effect of Termination), Section 7.3 (Expenses) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any breach of any of such party’s representations, warranties or covenants contained herein.

                 7.3          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of advisers, and legal counsel) shall be paid by the party incurring such expense, provided, however, that the Surviving Corporation shall pay the reasonable fees and expenses of Company’s special committee (including the fees and expenses of financial advisers, legal counsel and directors’ fees) in an amount not to exceed $95,000.

                 7.4          Amendment. Subject to any applicable provisions of Delaware Law, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided, however, that any amendment of this Agreement made subsequent to adoption of this Agreement by the stockholders of Company shall not (i) alter or change the amount or kind of consideration to be received in exchange for or on conversion of the Company Common Stock, or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Company Common Stock.

                 7.5          Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

                 8.1          Non-Survival at Effective Time. The representations, warranties and covenants contained in this Agreement shall terminate at the Effective Time, except that the covenants contained in Article I (The Merger), Section 5.8 (Indemnification), Section 5.12 (Reasonable Best Efforts and Further Assurances), Section 7.3 (Expenses), Section 7.4 (Amendment), and Article VIII (General Provisions) shall survive the Effective Time.

                 8.2          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Acquiror, to:

Homebound Acquisition, Inc.
555 East Washington Avenue
Sunnyvale, CA 94086
Attention: Richard Kim
Telephone No.: 650-996-5554

with a copy (which shall not constitute notice) to:

Clifford Chance U.S. LLP
3000 University Avenue, Suite 200
Five Palo Alto Square
Palo Alto, CA 94306
Attention: John Mills
Telephone No.: (650) 858-4392
Facsimile No.: (650) 858-4399

(b)	if to Company, to:

TeleVideo, Inc.
2345 Harris Way
San Jose, CA 95131
Attention: Corporate Secretary
Telephone No.: (408) 954-8333

                 8.3          Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or an Exhibit to this Agreement unless otherwise indicated. The word “Person” when used herein shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity. The term “Business Day” when used herein shall mean a day other than a Saturday, Sunday or federal holiday. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been furnished to the party to whom such information or material is to be provided. The phrase “made available” when used herein shall mean that the information or material referred to has been made available to the party to whom such information or material is to be made available if requested by such party. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 8.4          Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the schedules, including the Company Disclosure Schedule and the Acquiror Disclosure Schedule (if any), (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except as set forth in Section 5.8.

                 8.5          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of Company; provided, however, that Acquiror, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

                 8.6          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use their reasonable best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                 8.7          Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.

                 8.8          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

                 8.9          Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

                 8.10          Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

                 8.11          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

                 IN WITNESS WHEREOF, Company and Acquiror have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TELEVIDEO, INC.

By:	/s/ JUN KEUN YUM

Name: Jun Keun Yum
Title: Vice-President, Operations

HOMEBOUND ACQUISITION, INC.

By:	/s/ DR. K. PHILIP HWANG

Name: Dr. K. Philip Hwang
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

ANNEX C

Fairness Opinion of Sutter Securities Incorporated

FORM OF OPINION LETTER

December      , 2003

Special Committee of the Board of Directors

TeleVideo, Inc.
2345 Harris Way
San Jose, California 95131

               Attention: Dr. Robert E. Larson

Dear Sirs:

        We understand that TeleVideo, Inc. (“TeleVideo”) has entered in an Agreement and Plan of Merger and Reorganization dated November 26, 2002 (the “Agreement”) with Homebound Acquisition, Inc. (“Homebound”), pursuant to which the stockholders of TeleVideo other than affiliates of Homebound will receive $0.0675 per share in cash (the “Transaction”). We understand that the stockholders of Homebound collectively own a majority of the shares of TeleVideo.

        TeleVideo has provided us with the Information Statement with respect to the Transaction, which contains the Agreement, in substantially the form to be sent to the stockholders of TeleVideo.

        We have been asked to advise the Special Committee of the Board of Directors of TeleVideo as to fairness of the Transaction, from a financial point of view to the public stockholders of TeleVideo.

        In the course of our analyses for rendering this opinion, we have:

1.	reviewed the Agreement and the Information Statement;

2.	reviewed TeleVideo’s annual reports on Form 10-K for the fiscal years ended October 31, 1995 through 2001, and its quarterly reports on Form 10-Q for the quarters ended January 31, April 30 and July 31, 2002;

3.	reviewed certain operating and financial information provided to us by management relating to TeleVideo’s business and prospects;

4.	met with TeleVideo’s management to discuss its operations, historical financial statements and future prospects;

5.	reviewed publicly available financial data and stock market performance data of TeleVideo’s common stock; and

6.	conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.

        In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from public sources and of all the financial and other information provided to us by TeleVideo and its representatives. We have further relied upon the assurances of management that it is unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed any independent appraisal of the assets of TeleVideo. Our opinion is necessarily based on economic, market, financial and other conditions as they exist and on the information made available to us as of the date of this presentation. Our opinion does not constitute a recommendation to the stockholders of TeleVideo as to whether or not to vote in favor of the Transaction.

        Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view to the public stockholders of TeleVideo.

Very truly yours,

SUTTER SECURITIES INCORPORATED

By:

Senior Managing Director